Exhibit 4.1

ULTRA RESOURCES, INC.,

ULTRA PETROLEUM CORP.

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS TRUSTEE AND COLLATERAL AGENT

INDENTURE

Dated as of December 21, 2018

9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024

EXHIBIT A	Form of the Notes
EXHIBIT B	Form of Indenture Supplement to Add Subsidiary Guarantors
EXHIBIT C	Form of Third Lien Intercreditor Agreement

This INDENTURE dated as of December 21, 2018, is among ULTRA RESOURCES, INC., a Delaware corporation (the “Issuer”), ULTRA PETROLEUM CORP., a Yukon, Canada corporation (the “Parent Guarantor”), the Subsidiary Guarantors (as defined herein, together with the Parent Guarantor, the “Guarantors”) party hereto and Wilmington Trust, National Association, as trustee (in such capacity together with its successors in such capacity, the “Trustee”) and collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“2022 Notes” means the 6.875% Senior Notes due 2022 issued by the Issuer on April 12, 2017, in an initial aggregate principal amount of $700,000,000.

“2025 Notes” means the 7.125% Senior Notes due 2025 issued by the Issuer on April 12, 2017, in an initial aggregate principal amount of $500,000,000.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary, (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition or (iii) secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) or (iii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any properties or assets to be used by the Parent Guarantor or a Restricted Subsidiary in the Oil and Gas Business;

(2) capital expenditures by the Parent Guarantor or a Restricted Subsidiary in the Oil and Gas Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Guarantor or a Restricted Subsidiary; or

(4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Additional Notes” means the Issuer’s 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024, if and when issued from time to time subsequent to the Issue Date in exchange for 2022 Notes in accordance with Section 3.3(b)(13).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess, if any, of (A) the present value at such time of (1) the redemption price of such Note on December 21, 2021 plus (2) all required interest payments (excluding accrued and unpaid interest to such Redemption Date) due on such Note through December 21, 2021, computed using a discount rate equal to the Treasury Rate with respect to such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day calendar months), over (B) the principal amount of such Note. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Approved RBL Lender” means a commercial bank or other financial institution that customarily provides reserve based revolving credit financing to companies operating in the Oil and Gas Business in the ordinary course of its business.

“Asset Disposition” means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale/Leaseback Transaction but excluding an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) any Capital Stock of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.2 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of the Parent Guarantor or any Restricted Subsidiary outside of the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Parent Guarantor or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or other financial assets in the ordinary course of business;

(3) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Parent Guarantor and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions in accordance with Section 4.1;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Parent Guarantor or to a Restricted Subsidiary;

(7) the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by Section 3.3;

(8) an Asset Swap;

(9) [reserved];

(10) Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Parent Guarantor and its Restricted Subsidiaries;

(13) foreclosure on assets;

(14) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Parent Guarantor or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(15) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(16) the abandonment, farmout, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business; and

(17) a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Parent Guarantor or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with Section 3.5 as if the Asset Swap were an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors, including Canadian Insolvency Laws.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall not be deemed to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrowing Base” means the maximum amount in United States dollars determined or re-determined by the lenders under the Revolving Credit Facility as the aggregate lending value in the aggregate under the Revolving Credit Facility and the Term Loan Credit Agreement to be ascribed to the Oil and Gas Properties of the Issuer and the Guarantors against which such lenders are prepared to provide loans or other Indebtedness to the Issuer and the Guarantors under the Revolving Credit Facility, using customary practices and standards for Approved RBL Lenders in determining borrowing base loans and which are generally applied at such time by the Approved RBL Lenders under the Revolving Credit Facility to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be provided for by the Revolving Credit Facility, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and assets and liabilities of the Parent Guarantor and its Restricted Subsidiaries.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or a place of payment are authorized or required by law to close.

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the CCAA and the Winding-Up and Restructuring Act (Canada), and any proceeding under applicable federal or provincial corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. Notwithstanding the preceding, (1) obligations under the LGS Lease shall not constitute Capitalized Lease Obligations and (2) any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from any of S&P, Moody’s or Fitch;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, “P-2” or the equivalent thereof by Moody’s or “F-2” or the equivalent thereof by Fitch, and having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, “P-2” or the equivalent thereof by Moody’s or “F-2” or the equivalent thereof by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if each of the three named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Cash Management Obligations” means, with respect to the Parent Guarantor or any Restricted Subsidiary, any obligations of such Person to any lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit.

“CCAA” means Companies’ Creditors Arrangement Act (Canada).

“Change of Control Triggering Event” means, with respect to the Notes:

(1) (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Parent Guarantor held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity) and (B) a Rating Decline with respect to the Notes occurs within 90 days after the earlier of (x) the occurrence of the event set forth in clause (A) and (y) public notice of the intention to effect the event set forth in clause (A) (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by S&P or Moody’s (or any other Rating Agency substituted therefor));

(2) (A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) and (B) a Rating Decline with respect to the Notes occurs within 90 days after the earlier of (x) the occurrence of the event set forth in clause (A) and (y) public notice of the intention to effect the event set forth in clause (A) (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by S&P or Moody’s (or any other Rating Agency substituted therefor));

(3) the adoption by the Board of Directors of the Parent Guarantor of a plan or proposal for the liquidation or dissolution of the Parent Guarantor; or

(4) the Parent Guarantor shall cease to beneficially own at least 80% of the Voting Stock of the Issuer.

Notwithstanding the preceding, a conversion of the Parent Guarantor or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control Triggering Event, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Parent Guarantor immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of this Indenture by the Issuer or any Guarantor as to which a Lien is granted, or purported to be granted, under the Note Security Documents to secure the Notes or any Note Guarantee.

“Collateral Agent” means the collateral agent for all holders of Parity Lien Obligations. Wilmington Trust, National Association will initially serve as the Collateral Agent.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of the Parent Guarantor for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Parent Guarantor or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the date of such calculation, in each case, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility as provided in clause (b)); or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

(2) if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the

Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent Guarantor or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Guarantor and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Parent Guarantor or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under this Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(4) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Parent Guarantor or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Parent Guarantor, the interest rate shall be calculated by applying such optional rate chosen by the Parent Guarantor. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Guarantor may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Tax Expense;

(3) consolidated depletion and depreciation expense of the Parent Guarantor and its Restricted Subsidiaries;

(4) consolidated amortization expense or impairment charges of the Parent Guarantor and its Restricted Subsidiaries recorded in connection with the application of FASB Accounting Standards Codification (“ASC”) Topic No. 350, Intangibles — Goodwill and Others, and FASB ASC Topic No. 360, Property, Plant and Equipment”;

(5) other non-cash charges of the Parent Guarantor and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(6) consolidated exploration (including all drilling, completion, geological and geophysical costs) and abandonment expense of the Parent Guarantor and its Restricted Subsidiaries;

(7) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary that is not included or deducted (and not added back) in calculating such Consolidated Net Income, but excluding cash distributions made in respect of such non-controlling interests; and

(8) transactions costs, expenses and charges with respect to the acquisition or disposition of Oil and Gas Properties, not to exceed $3,000,000 in any fiscal year,

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains, including cancellation of debt income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of the Parent Guarantor will be added to Consolidated Net Income to compute Consolidated EBITDAX of the Parent Guarantor only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Parent Guarantor and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Parent Guarantor by such Restricted Subsidiary (unless it is the Issuer or a Subsidiary Guarantor) without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes) of the Parent Guarantor and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense (less interest income) of the Parent Guarantor and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is guaranteed by the Parent Guarantor or one of its Restricted Subsidiaries or secured by a Lien on assets of the Parent Guarantor or one of its Restricted Subsidiaries, to the extent such guarantee becomes payable or such Lien becomes subject to foreclosure;

(6) cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of the Parent Guarantor and its Restricted Subsidiaries that was capitalized during such period; and

(8) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Parent Guarantor or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Parent Guarantor or a Wholly-Owned Subsidiary, minus, to the extent included above, any interest attributable to Dollar-Denominated Production Payments.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Parent Guarantor or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

“Consolidated Net Debt” means, at any date, the positive remainder (if any) of (a) Consolidated Total Debt minus (b) the unrestricted and unencumbered cash and Cash Equivalents of the Parent Guarantor and its Restricted Subsidiaries on such date; provided that cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet solely because such cash or Cash Equivalents are subject to a control agreement shall be deemed to be unrestricted and unencumbered for purposes hereof.

“Consolidated Net Income” means, for any period, the aggregate net income (loss) attributable to the Parent Guarantor and its consolidated Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(1) any net income (loss) of any Person (other than the Parent Guarantor) if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3) and (4) below, the Parent Guarantor’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent Guarantor or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Parent Guarantor’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Parent Guarantor or a Restricted Subsidiary during such period;

(2) any net income (but not loss) of any Restricted Subsidiary (other than the Issuer or a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Parent Guarantor’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Parent Guarantor or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5) the cumulative effect of a change in accounting principles;

(6) any asset impairment writedowns and any non-cash charges associated with full cost ceiling test impairments or other similar tests resulting in non-cash charges on Oil and Gas Properties under GAAP or SEC guidelines;

(7) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC Topic No. 815, Derivatives and Hedging) and any cash gains or losses in respect of Hedging Obligations outside of the ordinary course of business;

(8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(9) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness; and

(10) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

“Consolidated Net Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDAX for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available.

“Consolidated Total Debt” means, at any date, the principal amount of all Indebtedness (without duplication) of the Issuer and its Restricted Subsidiaries (a) described in clauses (1), (3), (5) and (6) of the definition of “Indebtedness” herein, other than Indebtedness with respect to letters of credit to the extent such letters of credit have not been drawn and (b) described in clause (8) of the definition herein of “Indebtedness” to the extent such Indebtedness is comprised of guaranty obligations in respect of Indebtedness of others of the type described in clauses (1), (3), (5) and (6) of the definition herein of “Indebtedness.”

“Credit Facility” means, with respect to the Parent Guarantor or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreements), indentures or commercial paper facilities providing for revolving credit loans, term loans, capital markets financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Secured Credit Agreements or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances, in each case, customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means the Notes substantially in the form attached hereto as Exhibit A (but without the Global Notes Legend thereon and without the “Schedule of Increases and Decreases in Global Note” attached thereto).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of such Person or a Subsidiary thereof);

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part; or

(4) has mandatory cash dividends, distributions or payments,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent Guarantor or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Parent Guarantor and its Restricted Subsidiaries may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with Section 3.5 and Section 3.9 and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with Section 3.3.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Parent Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering for cash by the Parent Guarantor (or any direct or indirect parent company of the Parent Guarantor to the extent such cash is received by or contributed to the Parent Guarantor) of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20.0 million shall be determined by the Board of Directors of the Parent Guarantor acting in good faith, whose determination shall be conclusive and evidenced by a Board Resolution, and any lesser Fair Market Value may be determined by an officer of the Parent Guarantor acting in good faith.

“First Lien Collateral Agent Controlled Account” has the meaning set forth in Section 11.2(c).

“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary, and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP. If there occurs a change in generally accepted accounting principles in the United States of America occurring after the Issue Date (including with respect to the treatment of leases and revenue recognition) and such change would cause a change in the method of calculation of standards or terms used in this Indenture (an “Accounting Change”), then the Parent Guarantor may elect, as evidenced by a written notice to the Trustee, that such standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.

“Global Note” means one or more permanent global notes that are substantially in the form attached hereto as Exhibit A, bearing the Global Notes Legend, and which are deposited with DTC or its custodian and registered in the name of DTC or its nominee.

“Global Notes Legend” means the legend set forth in Section 2.1(d)(2).

“Grantor” means, for purposes of the Intercreditor Agreement and the Third Lien Intercreditor Agreement, the Parent Guarantor, the Issuer and each Subsidiary Guarantor that has granted any Lien in favor of any of the Priority Lien Agent, the Collateral Agent or the Junior Lien Agent on any of its assets or properties to secure any of the Priority Lien Obligations, the Parity Lien Obligations or the Junior Lien Obligations.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such guarantees.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantors” has the meaning ascribed to it in the first introductory paragraph of this Indenture.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is unsecured, expressly subordinated in right of payment to the Notes pursuant to a written agreement or secured by a Lien on Collateral that is junior in priority to the Liens on the Collateral securing the Notes. For the avoidance of doubt, the Subsidiary Guarantors’ Guarantee of the Senior Notes and Permitted Third Lien Indebtedness shall be deemed Guarantor Subordinated Obligations.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” or “Noteholder” means a Person in whose name a Note is registered in the Securities Register.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of the end of the most recent month for which internal financial statements are available, are less than $1,000,000 and whose total revenues for the most recent 12-month period for which internal financial statements are available do not exceed $1,000,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Parent Guarantor, the Issuer or any Subsidiary Guarantor; provided further, that (i) the aggregate total assets of all Immaterial Subsidiaries as of the end of the most recent month for which internal financial statements are available and (ii) the aggregate total revenues of all Immaterial Subsidiaries for the most recent 12-month period for which internal financial statements are available shall not, in each case of (i) and (ii), exceed 5.0% of the Parent Guarantor’s consolidated total assets as of such date or Parent Guarantor’s consolidated total revenues for such 12-month period, as the case may be.

“Incur” means issue, create, assume, guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable, and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(4) the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (8) of the penultimate paragraph of this definition of “Indebtedness”), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1) Production Payments and Reserve Sales;

(2) any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of such Person or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of such Person, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of such Person or its Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of such Person or its Subsidiaries Incurred without violation of this Indenture;

(4) any obligation arising from agreements of such Person or a Subsidiary providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of such Person or any Subsidiary;

(5) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(6) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(7) all contracts and other obligations, agreements, instruments or arrangements described in clause (19), (20), (21) or (28)(a) of the definition of “Permitted Liens”;

(8) accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(9) any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(10) obligations under the LGS Lease and any guarantee thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary of such Person (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by such Person and its Subsidiaries.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” means the Issuer’s 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 issued under this Indenture on December 21, 2018, in an aggregate principal amount of $545,000,000.

“Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of December 21, 2018, by and among Bank of Montreal, as Revolving Administrative Agent and as Collateral Agent for the Senior Secured Parties, Barclays Bank PLC, as Term Loan Administrative Agent, Wilmington Trust, National Association, as the Second Lien Collateral Agent for the Junior Priority Parties, and acknowledged and agreed to by the Issuer and the other Grantors (as defined therein) from time to time party therein.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by such Person or a Subsidiary for consideration to the extent such consideration consists of Common Stock of such Person.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 3.3,

(1) “Investment” will include the portion (proportionate to the Parent Guarantor’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent Guarantor’s “Investment” in such Subsidiary at the time of such re-designation less (b) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Parent Guarantor or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Parent Guarantor, then the Parent Guarantor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such former Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s;

(2) BBB- (or the equivalent) with a stable or better outlook by S&P; or

(3) BBB- (or the equivalent) with a stable or better outlook by Fitch;

or, if any such entity ceases to make a rating on the Notes publicly available for reasons outside of the Parent Guarantor’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the Notes have an Investment Grade Rating from any two of the three named Rating Agencies, and no Default has occurred and is then continuing under this Indenture.

“Issue Date” means the first date on which any Initial Notes are issued under this Indenture.

“Issuer” means, as applicable, the Person named as the “Issuer” in the first introductory paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Junior Lien Agent” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, if applicable.

“Junior Lien” means a Lien, junior to the Priority Liens and junior to the Parity Liens as provided in the Third Lien Intercreditor Agreement, granted by any Issuer or any Guarantor in favor of holders of Junior Lien Debt (or any collateral agent or representative in connection therewith), at any time, upon any Property of any Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Debt” means the Indebtedness Incurred in accordance with this Indenture (including Section 3.2) secured by a Junior Lien that is permitted to be Incurred under this Indenture; provided that the holders of such Junior Lien Debt shall be subject to the Third Lien Intercreditor Agreement.

“Junior Lien Document” means, collectively, any indenture, credit agreement, intercreditor agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred, the documents pursuant to which Junior Lien Obligations are granted and the Junior Lien Security Documents, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Security Documents” means all security agreements, pledge agreements, intercreditor agreements, collateral assignments, mortgages, deeds of trust, collateral trust or collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Junior Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“LGS Lease” means the lease agreement pursuant to which the Parent Guarantor or a Subsidiary leases the liquids gathering system used for the purposes of gathering, separating, collecting, and delivering for sale or transport, condensate and water, together with associated natural gas, produced from natural gas and oil wells located in the Pinedale field in Sublette County, Wyoming, as amended, restated, modified, renewed or replaced in whole or in part from time to time.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Midstream, Disposal and Electrical Assets” means (i) assets used primarily for gathering, transmission, storage, processing or treatment of natural gas, natural gas liquids or other hydrocarbons or carbon dioxide, (ii) assets used primarily for the gathering, processing and disposal of saltwater, including disposal wells, gathering pipelines, processing and disposal facilities, well connections and related infrastructure, (iii) assets used primarily for transmission and delivery of electricity, including electrical substations, power lines and other electrical infrastructure assets, and (iv) equity interests of any Person (including an Unrestricted Subsidiary) that has no substantial assets other than assets referred to in clauses (i) through (iii).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form), including consideration deemed to be cash pursuant to the Section 3.5(g), in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness (including any Hedging Obligation but excluding Permitted Third Lien Debt and Junior Lien Debt) which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets that is a Permitted Lien, or which must by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent Guarantor or any Restricted Subsidiary after such Asset Disposition; and

(5) all relocation expenses incurred as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided, however, that if any consideration for an Asset Disposition (that would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Parent Guarantor or any of its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Parent Guarantor nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), except for Customary Recourse Exceptions;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have no recourse against any of the assets of the Parent Guarantor or its Restricted Subsidiaries, except for Customary Recourse Exceptions.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means, collectively, this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement.

“Note Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Notes” means, collectively, the Initial Notes, any Additional Notes, any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes. The Initial Notes, any Additional Notes and any increase in the aggregate principal amount of the Notes in connection with the PIK Payments and PIK Notes will be treated as a single class under the Indenture and, unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Parent Guarantor, the Issuer or any other Person, as the case may be.

“Officers’ Certificate” means a certificate signed by two Officers on behalf of the Parent Guarantor (where specified), another Guarantor (where specified) or the Issuer.

“Oil and Gas Business” means:

(1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon and mineral properties or products produced in association with any of the foregoing;

(2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons; and

(3) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) and (2) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, a Guarantor or the Trustee.

“Parent Guarantor” means Ultra Petroleum Corp., a Yukon, Canada corporation, and parent of the Issuer.

“Parity Lien” means a Lien granted by the Parent Guarantor, the Issuer or any Subsidiary Guarantor in favor of the Collateral Agent pursuant to a Note Security Document, at any time, upon any property of the Parent Guarantor, the Issuer or any Subsidiary Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means the Notes, any increase in the aggregate principal amount of the Notes in connection with PIK Payments, PIK Notes, and any related Guarantees and any Refinancing Indebtedness in respect thereof.

“Parity Lien Document” means, collectively, the Note Security Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing any other Parity Lien Debt.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001.

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Stock) of the Parent Guarantor or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1) of an acquired Person prior to the date on which such Person became a Restricted Subsidiary that was not incurred in contemplation of such acquisition; or

(2) of a Person that was merged, consolidated or amalgamated with or into the Parent Guarantor or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Parent Guarantor or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) (i) the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries would be at least 2.00 to 1.00 and in any event no lower than the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries prior to the consummation of such transaction and (ii) no Default would occur as a consequence of, and no Default or Event of Default would be continuing following such Person becoming a Restricted Subsidiary or such Person being merged, consolidated and amalgamated with or into the Parent Guarantor or a Restricted Subsidiary, as applicable, or

(b) the Consolidated Coverage Ratio for the Parent Guarantor would be greater than the Consolidated Coverage Ratio for the Parent Guarantor immediately prior to such transaction.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

(1) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment;

in each case, excluding (i) Investments in publicly traded corporations or publicly traded limited partnerships and (ii) Investments in Unrestricted Subsidiaries, Foreign Subsidiaries or any Subsidiary that is not a Subsidiary Guarantor; provided, that Investments in publicly traded corporations and publicly traded limited partnerships that do not own material assets other than Midstream, Disposal and Electrical Assets shall be permitted.

“Permitted Investment” means an Investment by the Parent Guarantor or any Restricted Subsidiary in:

(1) the Parent Guarantor, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2) another Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Parent Guarantor or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(8) any Person as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.5;

(9) Investments in existence on the Issue Date;

(10) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2;

(11) guarantees issued in accordance with Section 3.2;

(12) Permitted Business Investments in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $25 million;

(13) any Person where such Investment was acquired by the Parent Guarantor or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(14) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(15) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business; and

(16) Investments in the Notes.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness under (a) the Term Loan Credit Agreement incurred in accordance with clause (1)(i) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof, (b) the Revolving Credit Facility incurred in accordance with clause (1)(ii) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof and (c) the Notes, including any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes, Guarantees and other obligations under this Indenture, in each case incurred in accordance with clause (1)(iv) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other Hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries;

(9) prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 360 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Parent Guarantor or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds and the products thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent Guarantor in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Parent Guarantor or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code or PPSA financing statement filings regarding operating leases entered into by the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Parent Guarantor or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto and the proceeds and the products thereof);

(15) Liens on property at the time the Parent Guarantor or any of its Restricted Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or any of its Restricted Subsidiaries;

provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Parent Guarantor or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto and the proceeds and the products thereof);

(16) Liens securing Permitted Third Lien Indebtedness in an aggregate amount not to exceed $240,000,000 incurred in accordance with clause (10) of Section 3.2(b) and any Refinancing Indebtedness in respect thereof; provided that the Liens securing such Indebtedness are junior in priority to the Liens on the Collateral securing the Notes;

(17) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15) and (17) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder; provided further that such Liens are pari passu with or junior in priority to the Liens securing the Indebtedness being refinanced;

(18) any interest or title of a lessor under the LGS Lease or any Capitalized Lease Obligation or operating lease;

(19) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(20) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(21) Liens on pipelines or pipeline facilities that arise by operation of law;

(22) [reserved];

(23) Liens in favor of the Issuer or any Guarantor;

(24) deposits made in the ordinary course of business to secure liability to insurance carriers;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 3.3; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(29) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(30) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(31) Liens arising from the deposit of funds or securities in trust for the purpose of satisfaction and discharge or defeasance of Indebtedness so long as such deposit of funds or securities and such satisfaction and discharge or defeasance of Indebtedness are permitted under Section 3.3; and

(32) Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Parent Guarantor or any Subsidiary of the Parent Guarantor on deposit with or in possession of such bank.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof) and may include accrued interest on Indebtedness permitted to be secured by such Permitted Lien.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Parent Guarantor shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Third Lien Indebtedness” means any Indebtedness of the Issuer or its Restricted Subsidiaries issued in exchange for or the net proceeds of the issuance of which are used solely to refinance the Indebtedness under the Senior Notes, including any accrued and unpaid interest on such Senior Notes; provided (i) that the annual aggregate cash interest expense payable with respect to any Permitted Third Lien Indebtedness shall not exceed the annual aggregate cash interest expense that would have been payable with respect to the Indebtedness under the Senior Notes refinanced thereby (for the avoidance of doubt counting only Senior Notes refinanced with Permitted Third Lien Indebtedness or Equity Interests of the Parent Guarantor or any combination of them, and specifically excluding any portion of Senior Notes retired for cash in connection with any such refinancing, excluding for the purposes of this calculation, any cash payment of accrued and unpaid interest) during the 12-month period preceding such refinancing and (ii) the Liens securing such Permitted Third Lien Indebtedness shall be junior and subordinated to the Liens securing the Notes pursuant to the Third Lien Intercreditor Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“PIK Notes” means additional Notes issued in certificated form in connection with a payment of PIK Interest.

“PIK Payment” means, in connection with a payment of PIK Interest, any increase in the outstanding aggregate principal amount of the Notes or any issuance of PIK Notes.

“PPSA” means the Personal Property Security Act (Yukon); provided, however, if attachment, perfection, priority or opposability of the Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than the Province of the Yukon, “PPSA” shall include those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection, priority or opposability.

“Preferred Stock” as applied to the Capital Stock of any corporation or other Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or other Person, over Capital Stock of any other class of such corporation or other Person.

“Priority Lien” means a Lien granted by the Parent Guarantor, the Issuer or any Subsidiary Guarantor in favor of the Priority Lien Agent at any time, upon any property of any Subsidiary Guarantor to secure Priority Lien Obligations.

“Priority Lien Agent” means the administrative agent under the Revolving Credit Facility (or other Person designated by the administrative agent under the Revolving Credit Facility), or if the Revolving Credit Facility ceases to exist, the collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Intercreditor Agreement.

“Priority Lien Debt” means Indebtedness under the Term Loan Credit Agreement (including payment-in-kind interest Incurred in respect thereof, if any) and Revolving Credit Facility and any Refinancing Indebtedness in respect thereof.

“Priority Lien Document” means, collectively, the Revolving Credit Facility, the Term Loan Credit Agreement, the Priority Lien Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Credit Facility pursuant to which any Priority Lien Debt is Incurred.

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof and any Refinancing Indebtedness in respect thereof.

“Priority Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral trust or collateral agency agreements, control agreements or grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Lien Agent, in each case, as amended, modified, renewed, restated or replaced in whole or in part from time to time.

“Production Payments and Reserve Sales” means the grant or transfer by the Parent Guarantor or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Parent Guarantor or a Restricted Subsidiary.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agency” means each of S&P, Moody’s and Fitch, or if any of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Guarantor (as certified by a Board Resolution of the Parent Guarantor) which shall be substituted for S&P, Moody’s or Fitch, or any combination, as the case may be.

“Rating Decline” means the occurrence of a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the Notes by either S&P or Moody’s (or any Rating Agency substituted therefor).

“Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.

“Redomestication Transaction” means a bona fide redomestication of the Parent Guarantor from a corporation incorporated under the Yukon Business Corporations Act to a corporation organized under the laws of the United States of America, any State of the United States or the District of Columbia; provided that such redomestication does not adversely affect the Collateral or would not be reasonably expected to have material adverse U.S. federal income tax consequences to a significant portion of the Noteholders.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Parent Guarantor that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent Guarantor or another Restricted Subsidiary, but excluding Indebtedness of an Unrestricted Subsidiary that refinances Indebtedness of the Parent Guarantor or a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Issuer or any Guarantor), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is the same as or earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); provided that any Refinancing Indebtedness in respect of Priority Lien Debt shall also be subject to the Intercreditor Agreement;

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) such Refinancing Indebtedness shall not (a) be secured by a Lien on or otherwise have recourse to any assets that did not secure the Indebtedness being refinanced (unless, in the case of a refinancing of any Priority Lien Debt, such asset also becomes Collateral substantially concurrently therewith), (b) be secured by a Lien unless the Indebtedness being refinanced is secured and such Lien is pari passu with or junior in priority to the Lien securing the Indebtedness being refinanced and subject to the Intercreditor Agreement or Third Lien Intercreditor Agreement, (c) be guaranteed by or otherwise have recourse to any obligors not obligated on the Indebtedness being refinanced (unless, in the case of a refinancing of any Priority Lien Debt, such obligors also become Guarantors substantially concurrently therewith) or (d) otherwise have a payment priority senior in any way to the Indebtedness being refinanced.

“Regulation S” means Regulation S under the Securities Act.

“Reporting Failure” means the failure of the Parent Guarantor to file with the SEC and make available or otherwise deliver to the Trustee and each Holder of the Notes, within the time periods specified in Section 3.10, the periodic reports, information, documents or other reports which the Parent Guarantor may be required to file with the SEC pursuant to such provision.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Notes bearing the Restricted Notes Legend substantially in the form attached hereto as Exhibit A of this Indenture.

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary, including, for the avoidance of doubt, the Issuer.

“Revolving Credit Facility” means the Credit Agreement, dated as of April 12, 2017, as the same has been or may be amended, supplemented or modified, among the Issuer, as borrower, the Parent Guarantor and UP Energy Corporation, as parent guarantor, Bank of Montreal, as administrative agent, and the lenders and other parties party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments and amounts outstanding thereunder, including any such replacement, refunding or refinancing facility or indenture; provided that the commitments and amounts outstanding thereunder, along with any increase in borrowings, shall not exceed the amount of borrowings that are permitted under Section 3.2(b)(1)(ii); provided further that (a) the Borrower shall not consent to any assignment of a lender’s rights and obligations under the Revolving Credit Facility to a lender that is not an Approved RBL Lender, (b) in any event the lenders holding at least 75% of the aggregate principal amount of the loans under the Revolving Credit Facility shall at all times be Approved RBL Lenders and (c) at all times the Revolving Credit Facility shall be a single credit facility.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Parent Guarantor or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. §§ 77a-77aa), as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Senior Notes” means, collectively, the 2022 Notes and the 2025 Notes.

“Senior Secured Credit Agreements” means the Revolving Credit Facility and Term Loan Credit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Parent Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is unsecured, expressly subordinated in right of payment to the Notes pursuant to a written agreement or secured by a Lien on Collateral that is junior in priority to the Liens on the Collateral securing the Notes. For the avoidance of doubt, the Senior Notes and Permitted Third Lien Indebtedness shall be deemed Subordinated Obligations.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of its Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, that is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified in this Indenture or the context indicates otherwise, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Parent Guarantor that is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to Section 3.11, in each case until a successor replaces such Person pursuant to the applicable provisions of this Indenture and, thereafter, means such successor; provided that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Term Loan Credit Agreement” means the Senior Secured Term Loan Agreement, dated as of April 12, 2017, as the same has been or may be amended, supplemented or modified, among the Issuer, as borrower, the Parent Guarantor and UP Energy Corporation, as parent guarantor, Barclays Bank PLC, as administrative agent, and the lenders and other parties party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments and amounts outstanding thereunder; provided that the commitments and amounts outstanding thereunder, along with any increase in borrowings, shall not exceed the amount of borrowings that are permitted under Section 3.2(b)(1)(i) (including payment-in-kind interest Incurred in respect of such borrowings, if any); provided further that the initial principal amount of any Refinancing Indebtedness Incurred to refinance the Term Loan Credit Agreement shall be no less than the sum of (i) the lesser of (a) $250 million and (b) the aggregate principal amount outstanding under the Term Loan Credit Agreement at such time, and (ii) any payment-in-kind interest Incurred in respect of the aggregate principal amount outstanding under the Term Loan Credit Agreement at such time.

“Third Lien Intercreditor Agreement” means an Intercreditor Agreement among Bank of Montreal, as Collateral Agent for the Senior Secured Parties (as defined in the Priority Lien Debt Documents) and as Administrative Agent under the Revolving Credit Facility, Barclays Bank PLC, as Administrative Agent under the Term Loan Credit Agreement, the Collateral Agent, and the authorized representative named therein for the lenders of any Permitted Third Lien Indebtedness, substantially in the form of Exhibit C.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor in the manner provided below; and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent Guarantor may designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, the Parent Guarantor or any other Subsidiary of the Parent Guarantor which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) on the date of such designation, such designation and the Investment of the Parent Guarantor or a Restricted Subsidiary in such Subsidiary complies with Section 3.3;

(4) such Subsidiary is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Capital Stock of such Person;

(5) there is a bona fide business reason for such Subsidiary to be designated as an Unrestricted Subsidiary and such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or a material portion of the business of the Parent Guarantor and its Subsidiaries; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary and at all times thereafter, any agreement, contract, arrangement or understanding such Subsidiary is party to with the Parent Guarantor or any Restricted Subsidiary shall comply with Section 3.8.

Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Parent Guarantor giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. Notwithstanding anything herein to the contrary, the Issuer shall not be designated as an Unrestricted Subsidiary at any time.

The Board of Directors of the Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries would be at least 2.00 to 1.00 on a pro forma basis taking into account such designation and in any event no lower than the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries prior to the consummation of such transaction.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Parent Guarantor or another Wholly-Owned Subsidiary.

SECTION 1.2 Other Definitions.

Term	Defined in Section
Accounting Change	1.1
Additional Amounts	2.18(b)
Agent Members	2.1(e)(iii)
Alternate Offer	3.9
Asset Disposition Offer	3.5
Asset Disposition Offer Amount	3.5
Asset Disposition Offer Period	3.5
Asset Disposition Purchase Date	3.5
Authenticating Agent	2.2
Change of Control Offer	3.9
Change of Control Payment	3.9(b)(1)
Change of Control Payment Date	3.9(b)(2)
covenant defeasance option	8.1(b)
cross acceleration provision	6.1(6)(b)
Defaulted Interest	2.14
Eliminated Covenants	3.18
Event Default	6.1
Excess Proceeds	3.5
Exchange Agreement	2.1(b)
Excluded Holder	2.18(b)
General Partner	1.1
Issuer Order	2.2
Joint Venture	1.1
judgment currency	12.18
judgment default provision	6.1(8)
legal defeasance option	8.1(b)
Legal Holiday	12.8
Notice of Default	6.1(5), 6.1(4)
Paying Agent	2.3
payment default	6.1(6)(a)
protected purchaser	2.10
Registrar	2.3
Reimbursed Payment	2.18(d)
Restricted Payment	3.3(4)
Securities Register	2.3
Special Interest Payment Date	2.14(a)
Special Record Date	2.14(a)
Successor Company	4.1(a)(1)
Taxes	2.18(a)
Taxing Authority	2.18(a)

SECTION 1.3 Incorporation by Reference of Trust Indenture Act. The Issuer and the Guarantors, if any, shall not be required to qualify this Indenture under the Trust Indenture Act, and this Indenture shall not be governed by the Trust Indenture Act, except as specifically provided for herein. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. The following TIA term has the following meanings:

“obligor” means the Issuer, the Guarantors and any other obligor on the Notes and the Guarantees.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8) all references to “interest” shall also be deemed to be references to PIK Interest, if any, unless the context otherwise requires; and

(9) all references to “second lien” or “second priority” Liens means Liens that may be junior in priority to the Liens securing Priority Lien Obligations, to the extent permitted to be Incurred or to exist under the Intercreditor Agreement, and to certain Permitted Liens.

ARTICLE II

THE NOTES

SECTION 2.1 Form, Dating and Terms.

(a) The Initial Notes shall be in an aggregate principal amount of $545,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes, subject to compliance with Section 3.3(b)(13). Any Additional Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes shall have a separate CUSIP number and ISIN from the Initial Notes. Furthermore, the Notes and any related PIK Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes and any related PIK Notes pursuant to Section 2.2, 2.6, 2.10, 2.12, 5.8 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9. The Notes shall be known and designated as “9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024” of the Issuer.

(b) With respect to any Additional Notes, the Issuer shall set forth in (i) a Board Resolution of the Issuer and (ii)(x) an Officers’ Certificate and (y) one or more indentures supplemental hereto, the following information:

(1) The aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price, the issue date of such Additional Notes, including the date from which interest shall accrue, the initial interest payment date of such Additional Notes and, if different from the Initial Notes of the applicable series, the CUSIP number and ISIN of such Additional Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 12.4, an Officers’ Certificate stating that the issuance of such Additional Notes complies with the terms of this Indenture, including, without limitation, Section 3.3(b)(13) and an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes. The Initial Notes, any Additional Notes, any PIK Notes and any increase in the principal amount of Notes to pay PIK Interest shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, any Additional Notes, any PIK Notes and any increase in the principal amount of Notes to pay PIK Interest will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, any Additional Notes, any PIK Notes and any increase in the principal amount of Notes to pay PIK Interest shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

A copy of an appropriate record of the terms of any Additional Notes that are established by action taken pursuant to Board Resolutions of the Issuer shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate and the indenture supplemental hereto setting forth the terms of the Additional Notes.

All of the Initial Notes are being issued by the Issuer pursuant to the Exchange Agreement, dated December 17, 2018, among the Issuer, the Guarantors and the parties identified on Schedule I thereto (the “Exchange Agreement”), in exchange for Senior Notes. The Initial Notes and any Additional Notes issued in exchange for 2022 Notes in accordance with Section 3.3(b)(13) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture. Except to the extent provided in Section 2.6(c) hereof, all Notes will be represented by one or more Global Notes.

Notes that are Global Notes will bear the Global Notes Legend and the “Schedule of Increases and Decreases in Global Note” attached thereto. Each Global Note will represent the aggregate principal amount of then outstanding Notes endorsed thereon and provide that it represents such aggregate principal amount of then outstanding Notes, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions, redemptions or repurchases by the Company.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuer, each installment of cash interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register. Payments of principal (and premium, if any) and cash interest in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.

On any interest payment date on which the Issuer pays PIK Interest with respect to a Global Note, upon receipt of an Issuer Order the Trustee or the Custodian at the direction of the Trustee, shall (i) increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant record date and (ii) adjust the books and records of the Trustee with respect to such Global Note to reflect such increase. On any interest payment date on which the Issuer makes a PIK Payment by issuing PIK Notes, the principal amount of any such PIK Note issued to any Holder, for the relevant interest period as of the relevant record date for such interest payment date, shall be rounded up to the nearest $1.00.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication, and the Trustee’s certificate of authentication shall be substantially in the form set forth on Exhibit A. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and any integral multiple of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment).

(d) Legends.

(1) Notes that are Restricted Notes shall bear the following legend on the face thereof (the “Restricted Notes Legend”):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A NOTES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) OR 40 DAYS (IN THE CASE OF REGULATION S NOTES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE PARENT GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE

SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, OR TRANSFER PURSUANT TO CLAUSE (D), (E), OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION, AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THE HOLDER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER OR THE ISSUER ON OR AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION AND HOLDING OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED AND AGREED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE (OR ANY INTEREST IN THIS NOTE) CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY GOVERNMENTAL PLAN, CHURCH PLAN, NON-U.S. PLAN, OR OTHER PLAN SUBJECT TO OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE (OR ANY INTEREST IN THIS NOTE) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) DECEMBER 21, 2018 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

(2) Each Global Note shall bear the following legend on the face thereof (the “Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(3) Each Note issued hereunder that has a de minimis amount or more of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OR BENEFICIAL OWNER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: ULTRA RESOURCES, INC., 116 INVERNESS DRIVE EAST, SUITE 400, ENGLEWOOD, COLORADO 80112, ATTENTION: CHIEF FINANCIAL OFFICER.

(e) Book-Entry Provisions.

(i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as Securities Custodian.

(ii) Each Global Note initially shall (x) be registered in the name of Cede & Co. as the nominee of DTC and (y) be delivered to the Trustee as Securities Custodian. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or their respective nominees, except as set forth in Sections 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (A) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (B) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the Securities Custodian or under such Global Note, and DTC may be treated by the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to Beneficial Owners who are required to hold Definitive Notes, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to Beneficial Owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, to each Beneficial Owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes.

(i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, Beneficial Owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice or (B) the Issuer, in its sole discretion, executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A) or (B) of the preceding sentence, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

(ii) [Reserved].

(iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(g) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in any Global Note that is held by participants through Euroclear or Clearstream.

SECTION 2.2 Execution and Authentication. One Officer shall sign the Notes for the Issuer by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) the Initial Notes for original issue on the Issue Date in an aggregate principal amount of $545,000,000 in the form of unrestricted Global Notes, (2) subject to the terms of this Indenture, Additional Notes for original issue in exchange for 2022 Notes in accordance with Section 3.3(b)(13) and (3) PIK Notes for original issue in accordance with Section 2.4 and paragraph 1 of the form of Note set forth in Exhibit A, in each case upon a written order of the Issuer signed by one Officer of the Issuer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, whether the Notes will be Initial Notes, Additional Notes or PIK Notes and the date on which such Notes are to be authenticated.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for delivery of notices and demands.

In case the Issuer or any Guarantor shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee in accordance with Article IV, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person (in the case of Global Notes, subject to the applicable procedures of DTC) with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3 Registrar and Paying Agent. The Issuer shall maintain in the continental United States an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Securities Register”). The Parent Guarantor or any of its Restricted Subsidiaries may act as Registrar or Paying Agent. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Parent Guarantor or any of its wholly-owned Restricted Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar for the Notes at its corporate trust office in the United States, and as Paying Agent for the Notes at its corporate trust office in the United States. The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4 Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, cash interest amount, and increase the principal amount of the Notes to pay PIK Interest or issue PIK Notes to pay PIK Interest pursuant to an Issuer Order delivered to the Trustee specifying the PIK Note amount to be issued or the increase in the amount of principal, as applicable, on the applicable interest payment date, when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Parent Guarantor or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Parent Guarantor or a Restricted Subsidiary) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer or the Parent Guarantor, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, each of the Issuer and the Parent Guarantor, on its own behalf and on behalf of each of the Subsidiary Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.6 Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee shall promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(e) and (f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC. Subject to Section 2.6(h), the Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6(a).

(b) [Reserved].

(c) [Reserved].

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Securities Legend, the Registrar shall deliver Notes that do not bear a Restricted Securities Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Securities Legend, the Registrar shall deliver only Notes that bear a

Restricted Securities Legend unless (i) a Note is being transferred pursuant to an effective registration statement or (ii) there is delivered to the Issuer and the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Registrar to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Neither the Initial Notes nor any Additional Notes issued in exchange for 2022 Notes in accordance with Section 3.3(b)(13) shall be required to bear the Restricted Securities Legend.

(e) [Reserved].

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6 in accordance with its customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.12, 3.5, 3.9, 5.8 or 9.5).

(iii) The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period (1) of 15 days before a selection of Notes to be redeemed or (2) beginning 15 days before an interest payment date and ending on such interest payment date or (B) selected for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, any Guarantor, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, any Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) [Reserved].

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. The Trustee (in each of its capacities) shall have no responsibility or obligation to any Beneficial Owner of a Global Note, Agent Member or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, Beneficial Owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of Beneficial Owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any Beneficial Owners. The Trustee (in each of its capacities) shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Affiliate Holders. By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Issuer agrees to give notice to the Issuer, the Trustee and the Registrar of the acquisition of such interest and its Affiliate status.

SECTION 2.7 [Reserved].

SECTION 2.8 [Reserved].

SECTION 2.9 [Reserved].

SECTION 2.10 Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met, such that the Noteholder (a) satisfies the Issuer or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Noteholder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other customary requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement

Note was issued presents for payment or registration such replaced Note, the Trustee or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Trustee and the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or wrongfully taken Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuer may require that such Holder pay a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section 2.10 in lieu of any mutilated, destroyed, lost or wrongfully taken Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or wrongfully taken Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

SECTION 2.11 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.11 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. (New York City time) on a Redemption Date or other maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or otherwise maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.12 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.13 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Issuer may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC or the Securities Custodian to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

SECTION 2.14 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest in cash at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date, and shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.15 Computation of Interest.

(a) Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Solely for the purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days, multiplied by (ii) the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, divided by (iii) 360. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Indenture; all interest payments to be made under this Indenture shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after demand, default and judgment. The rates of interest specified in this Indenture are intended to be nominal rates and not effective rates, and any interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

SECTION 2.16 CUSIP, Common Code and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

SECTION 2.17 Trustee, Paying Agent, Registrar Not Responsible for Depositary. None of the Trustee, any Paying Agent or the Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Trustee, any Paying Agent and the Registrar shall be entitled to deal with any depositary, and any nominee thereof, that is the Holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Trustee, any Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of any such depositary with respect to any Global Note, for the records of any depositary, including records in respect of beneficial ownership interests in respect of any Global Note, for any transactions between such depositary and any participant in such depositary or between or among any such depositary, any such participant or any holder or owner of a beneficial interest in any Global Note or for any transfers of beneficial interests in any Global Note.

SECTION 2.18 Payment of Additional Amounts.

(a) All payments made (or deemed to be made) to a holder of the Notes by a Guarantor pursuant to any Guarantee shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any Canadian government (or, with respect to any Guarantor (or any successor thereof) incorporated or organized outside the United States or Canada, the government of the country in which such Guarantor (or any successor thereof) is incorporated, organized or a tax resident) or political subdivision or territory or authority or agency therein or thereof having the power to tax (each a “Non-U.S. Taxing Authority”), unless the obligor thereon is required to withhold or deduct Taxes under any law or by the interpretation, application or administration thereof.

(b) If any such obligor is so required to withhold or deduct any amount of or on account of Taxes imposed by a Non-U.S. Taxing Authority from any payment made with respect to any Guarantee, such obligor shall pay, as additional interest, to each Holder or beneficial owner of the Notes that are outstanding on the date of the required payment such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder or beneficial owner (including the Additional Amounts) after such withholding or deduction (including withholdings and deductions on Additional Amounts) shall not be less than the amount such Holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts shall be payable with respect to a payment made to a Holder or beneficial owner of the Notes (an “Excluded Holder”):

(1) which is subject to such Taxes by reason of the fact that it does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Parent Guarantor or any other Guarantor resident in Canada for tax purposes at the time of payment, if such payment is made by the Parent Guarantor or such other Canadian Guarantor;

(2) which is subject to such Taxes by reason of its being or having been connected with any Non-U.S. Taxing Authority other than by the mere holding or ownership, or deemed holding or ownership of the Notes or the receipt of payments thereunder or under any Guarantee or the enforcement of rights under the Notes, this Indenture or any Guarantee (as a matter of, for example, citizenship, nationality, residence, domicile, or existence of a business or permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Non-U.S. Taxing Authority);

(3) where such Taxes are on account of any Tax imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States, with respect to the forgoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(4) which failed to duly and timely comply with a timely request of the Issuer or any Guarantor in writing to provide information, documents or other evidence concerning such Holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits or identity, if and to the extent that (i) such Holder and/or beneficial owner was legally able to comply with such request and (ii) due and timely compliance with such request is required by applicable law or administrative policy as a precondition to reduction or elimination of, and would have reduced or eliminated, any Taxes as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner but for this clause;

(5) which is a fiduciary or a partnership or not the sole beneficial owner of the relevant Note, if and to the extent that any beneficiary or settlor with respect to such fiduciary, any partner with respect to such partnership or any beneficial owner of such Note (as the case may be) would not have been entitled to receive Additional Amounts with respect to the payment in question had such beneficiary, settlor, partner or beneficial owner been the actual Holder of such Note;

(6) in respect of any estate, gift, inheritance, value added, excise, transfer, or similar tax; or

(7) any combination of the above clauses in this proviso.

For the avoidance of doubt, no Additional Amounts will be owed for Taxes imposed by the United States government or any political subdivision or territory or authority or agency therein or thereof having the power to tax.

(c) The applicable obligor on the Notes, this Indenture or any Guarantee, as the case may be, shall also be entitled to make any withholding or deduction required by a Non-U.S. Taxing Authority or other taxing authority and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The applicable obligor on the Notes, this Indenture or any Guarantee, as the case may be, shall furnish to the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, copies of tax receipts, if any, evidencing that such payment has been made by such obligor, as applicable.

(d) In addition, the Issuer and the Guarantors shall jointly and severally indemnify and hold harmless each Holder or beneficial owner (without duplication) of the Notes that are outstanding on the date of the required payment and upon written request reimburse each such Holder or beneficial owner for the amount of: (i) any Taxes so levied or imposed by a Non-U.S. Taxing Authority and paid by such Holder or beneficial owner (without duplication) as a result of payments made under or with respect to the Notes, this Indenture or any Guarantee (including, for greater certainty, any Taxes payable under Section 803 of the regulations under the Income Tax Act (Canada)), but excluding any Taxes with respect to which such Holder or beneficial owner is an Excluded Holder; and (ii) any Taxes imposed on such Holder or beneficial owner by a Non-U.S. Tax Authority (other than any Taxes with respect to which such Holder or beneficial owner is an Excluded Holder) with respect to any reimbursement under clause (i) immediately above (collectively, a “Reimbursement Payment”).

(e) At least 30 days prior to each date on which any payment under or with respect to any Note is due and payable, if any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, such Guarantor shall deliver to the Trustee (or other applicable paying agent) an Officers’ Certificate stating the fact that such Additional Amounts shall be payable and the amounts so payable and shall set forth such other information as is necessary to enable the Trustee (or other applicable paying agent) to pay such Additional Amounts to Holders on the payment date.

(f) Whenever in this Indenture there is mentioned, in any context, (i) the payment of principal (and premium, if any), (ii) purchase prices in connection with a repurchase or a redemption of the Notes, (iii) interest or (iv) any other amount payable on or with respect to any of the Notes, this Indenture or the Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts and Reimbursement Payments provided for in this Section 2.18 to the extent that, in such context, Additional Amounts or Reimbursement Payments are, were or would be payable in respect thereof.

(g) The Issuer and the Guarantors will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that are imposed by any Non-U.S. Taxing Authority from the execution, delivery, issuance, initial resale, registration or enforcement of any Notes, this Indenture, the Guarantee or any other document or instrument in relation thereto (other than a transfer of the Notes). The obligations described in this Section 2.18 shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any successor person to the Issuer or any Guarantor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

ARTICLE III

COVENANTS

SECTION 3.1 Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and cash interest, and increase the principal amount of the Notes or issue PIK Notes to pay PIK Interest, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and cash interest, and any increased principal amount of Notes or PIK Notes sufficient to pay PIK Interest, shall be considered paid on the date due if by 11:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and cash interest then due, and upon any increased principal amount of the applicable Global Notes and delivery of an Issuer Order to the Trustee to authenticate any PIK Notes or increase the principal amount of Global Notes, as applicable, sufficient to pay all PIK Interest then due, and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, and subject to Section 2.18, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Limitation on Indebtedness and Preferred Stock.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), and the Parent Guarantor will not permit any of its Restricted Subsidiaries to issue Preferred Stock.

(b) Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness under (i) the Term Loan Credit Agreement in an aggregate amount not to exceed $975,000,000 together with any payment-in-kind interest Incurred in respect thereof and Refinancing Indebtedness in respect thereof; provided that such amount shall decrease on a dollar-for-dollar basis for any payments or prepayments, including in connection with any sales of assets and excluding only payments with the proceeds of permitted Refinancing Indebtedness; (ii) the Revolving Credit Facility in an aggregate amount not to exceed the greater of (a) the Borrowing Base then in effect minus the principal amount outstanding under the Term Loan Credit Agreement at such time (but in no event to exceed $425,000,000) and (b) $325,000,000 and Refinancing Indebtedness in respect thereof; (iii) Senior Notes in an aggregate amount not to exceed $420,035,000 and Refinancing Indebtedness in respect thereof; and (iv) the Notes, the Guarantees and other obligations under this Indenture in an aggregate amount not to exceed (a) $545,000,000, plus (b) the aggregate principal amount of any Additional Notes issued in exchange for 2022 Notes in accordance with Section 3.3(b)(13), together with any payment-in-kind interest Incurred in respect thereof, any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes, and Refinancing Indebtedness in respect of any Indebtedness Incurred pursuant to this Section 3.2(b)(1)(iv); provided that in no event shall the Parent Guarantor (and the Parent Guarantor shall not permit any Restricted Subsidiary to) enter into, cause or permit to exist or become effective any amendment, restatement, supplement, modification or refinancing (or successive amendments, restatements, supplements, modifications or refinancings) of any Senior Secured Credit Agreement (or any Refinancing Indebtedness in respect thereof) (for the avoidance of doubt excluding any amendments, supplements, modifications or refinancings entered into on or prior to the Issuance Date) that increases (1) the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate (including to provide for additional compounded or PIK Interest), through original issue discount or by modifying the method of computing interest, or (2) a letter of credit, commitment, facility, utilization, makewhole or similar fee (but excluding any customary consent, amendment, arrangement or similar fees) so that the combined interest rate and fees are increased by more than 2.50% per annum with respect to such Senior Secured Credit Facility as in effect as of the date hereof, in each instance in the aggregate at any level of pricing, but excluding increases from (A) increases in an underlying reference rate not caused by a modification or refinancing of such Senior Secured Credit Agreement, (B) accrual of interest at the “default rate” defined in such Senior Secured Credit Agreement at the date hereof or, for a refinancing, a rate that corresponds to the default rate, or (C) application of a pricing grid set forth in such Senior Secured Credit Agreement at the date hereof; provided further, that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) Incur Indebtedness otherwise permitted to be Incurred under Section 3.2(b)(1)(ii) in an amount in excess of $50,000,000 for purposes of funding any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations, or (2) use the proceeds of Indebtedness Incurred in reliance on Section 3.2(b)(1)(ii) in an amount in excess of $50,000,000 for purposes of funding any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations.

(2) guarantees of Indebtedness Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantee to at least the same extent as the Indebtedness being guaranteed, as the case may be;

(3) Indebtedness of the Parent Guarantor owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent Guarantor or any other Restricted Subsidiary; provided, however, that (i)(a) if the Issuer is the obligor on such Indebtedness and the obligee is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (b) if a Guarantor is the obligor of such Indebtedness and the obligee is neither the Issuer nor another Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Guarantee, and (ii)(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 3.2(b)(3);

(4) Indebtedness represented by (i) any Indebtedness (other than the Indebtedness of the type described in Section 3.2(b)(1), (2) and (4)) outstanding on the Issue Date and (ii) any Refinancing Indebtedness Incurred in respect of any Indebtedness of the type described in Section 3.2(b)(1), this Section 3.2(b)(4) or Section 3.2(b)(5) or (7);

(5) (i) Permitted Acquisition Indebtedness and (ii) Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries incurred or issued to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount, together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this clause (ii) of Section 3.2(b)(5) and any outstanding Indebtedness under Section 3.2(b)(4) incurred to refinance Indebtedness initially incurred in reliance on this clause (ii) of Section 3.2(b)(5), not to exceed $25 million as of the date of Incurrence of such Indebtedness, after giving effect to such Incurrence and the application of the proceeds therefrom;

(6) Indebtedness Incurred in respect of (i) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (ii) obligations represented by letters of credit for the account of the Parent Guarantor or a Restricted Subsidiary in order to provide security for workers’ compensation claims (in the case of clauses (i) and (ii) other than for an obligation for money borrowed);

(7) Indebtedness of the Parent Guarantor or any Restricted Subsidiary represented by Capitalized Lease Obligations (whether or not incurred pursuant to Sale/Leaseback Transactions) or other Indebtedness Incurred in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Parent Guarantor or its Restricted Subsidiaries; provided that the outstanding Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary pursuant to this Section 3.2(b)(7), and any outstanding Indebtedness under Section 3.2(b)(4) incurred to refinance Indebtedness initially incurred in reliance on this Section 3.2(b)(7), shall not exceed $25 million; and provided further that the principal amount of any Indebtedness permitted under this Section 3.2(b)(7) did not in each case at the time of incurrence exceed the Fair Market Value, as determined in accordance with the definition of such term, of the acquired or constructed asset or improvement or development so financed;

(8) Preferred Stock (other than Disqualified Stock) of the Issuer and any Subsidiary Guarantor that is either issued in exchange for outstanding Indebtedness of the Issuer or a Restricted Subsidiary or the proceeds of which is reinvested in the Issuer or a Restricted Subsidiary;

(9) Cash Management Obligations of the Issuer or any Guarantor in an aggregate amount not to exceed $15 million as of the date of Incurrence of such Indebtedness, after giving effect to such Incurrence and the application of proceeds therefrom; and

(10) Permitted Third Lien Indebtedness in an aggregate principal amount not to exceed $240.0 million and any Refinancing Indebtedness in respect thereof plus any increase to such principal amount resulting from interest that is paid-in-kind on such Indebtedness.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) in the event an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(b), the Parent Guarantor, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to Section 3.2(c)(2) below, may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 3.2;

(2) all Indebtedness outstanding on the date of this Indenture or subsequently Incurred under the Senior Secured Credit Agreements, the Senior Notes and the Notes shall be deemed Incurred on the Issue Date or the date of such Incurrence, respectively, under Section 3.2(b)(1);

(3) guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 3.2(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC Topic No. 815, Derivatives and Hedging) will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

The Parent Guarantor will not permit any of its Foreign Subsidiaries, Subsidiaries that are not Subsidiary Guarantors or Unrestricted Subsidiaries to Incur any Indebtedness (including to issue any Disqualified Stock) other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Parent Guarantor shall be in Default of this Section 3.2).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that any Person may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 3.3 Limitation on Restricted Payments.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any payment or distribution on or in respect of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) except:

(A) dividends or distributions by the Parent Guarantor payable solely in Capital Stock of the Parent Guarantor (other than Disqualified Stock but including options, warrants or other rights to purchase such Capital Stock of the Parent Guarantor); and

(B) dividends or distributions payable to the Parent Guarantor or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Parent Guarantor or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor held by Persons other than the Parent Guarantor or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent Guarantor (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under Section 3.2(b)(3) or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a “Restricted Payment”).

(b) The provisions of Section 3.3(a) will not prohibit:

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent Guarantor (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent Guarantor or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Parent Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Parent Guarantor from its shareholders; provided, however, that such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or Capital Stock of the Parent Guarantor or any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 3.2; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement for value will be excluded from subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Parent Guarantor or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement for value will be excluded from subsequent calculations of the amount of Restricted Payments;

(4) dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this Section 3.3; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

(5) so long as no Default has occurred and is continuing, (a) the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Parent Guarantor held by any existing or former employees, management or directors of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate management, employees or directors, in each case approved by the Parent Guarantor’s Board of Directors; provided that such repurchases or other acquisitions pursuant to this subclause (a) during any calendar year will not exceed $2.0 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years without limitation); provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Parent Guarantor from the sale of Capital Stock of the Parent Guarantor to members of management or directors of the Parent Guarantor and its Restricted Subsidiaries that occurs after the Issue Date, plus (B) the cash proceeds of key man life insurance policies received by the Parent Guarantor and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (5)(a); provided further, however, that the amount of any such repurchase or other acquisition under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments; and (b) loans or advances to employees or directors of the Parent Guarantor or any Subsidiary of the Parent Guarantor, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Parent Guarantor, or to refinance loans or advances made pursuant to this clause (5)(b), in an aggregate principal amount not in excess of $2.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be excluded in subsequent calculations of the amount of Restricted Payments;

(6) purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control Triggering Event in accordance with provisions similar to Section 3.9; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer as provided in such Section 3.9 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such acquisitions or retirements will be included in subsequent calculations of the amount of Restricted Payments;

(8) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (8) will be excluded in subsequent calculations of the amount of Restricted Payments;

(9) cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (9) will be excluded in subsequent calculations of the amount of Restricted Payments;

(10) on or after September 1, 2019, Restricted Payments by the Parent Guarantor pursuant to Section 3.3(a)(2), if at the time the Parent Guarantor makes such Restricted Payment, the Consolidated Net Leverage Ratio is less than 2.25 to 1.00; provided the amount of any Restricted Payments made at any time pursuant to this clause (10) shall not exceed the excess of (i) the amount of cash offered by the Issuer to all Holders within the 180 days prior to the applicable Restricted Payments to purchase the Notes at an offer price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest over (ii) the amount of cash used by the Issuer within the 180 days prior to the applicable Restricted Payments to purchase the Notes;

(11) on or after September 1, 2019, purchases, repurchases, redemptions or other acquisitions or retirements of the Senior Notes or Permitted Third Lien Indebtedness at a price in cash equal to no greater than 35% of the principal amount of such Senior Notes or Permitted Third Lien Indebtedness to be purchased, repurchased, redeemed, acquired or retired, if at the time the Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment, the Consolidated Net Leverage Ratio is less than 3.25 to 1.00; provided that if, on any date during the 30 consecutive calendar day period immediately preceding the effective date of such transaction, the trading price per $1,000 principal amount of the Notes (as reported by Bloomberg Financial Markets or any successor thereto) has been less than $900, then the amount of any Restricted Payments made at any time pursuant to this clause (11) shall not exceed the excess of (i) the amount of cash offered by the Issuer to all Holders within the 180 days prior to the applicable Restricted Payments to purchase the Notes at an offer price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest over (ii) the amount of cash used by the Issuer within the 180 days prior to the applicable Restricted Payments to purchase the Notes;

(12) purchases, repurchases, redemptions or other acquisitions or retirements of the Senior Notes with the proceeds of or in exchange for (a) Permitted Third Lien Indebtedness or (b) Equity Interests in the Parent Guarantor; and

(13) from the Issue Date to, and including, the one-year anniversary of the Issue Date, redemptions or retirements of 2022 Notes in an aggregate principal amount not to exceed $55,035,000 that are effected solely in exchange for the issuance of Additional Notes pursuant to this Indenture at a price per each $1,000 aggregate principal amount of 2022 Notes validly exchanged not to exceed (a) $720 aggregate principal amount of Additional Notes, plus (b) 14.0 warrants with economic terms identical to those of the warrants issued in the transactions contemplated by the Exchange Agreement, plus (c) an amount of cash necessary to pay any accrued and unpaid interest on any 2022 Notes redeemed or retired pursuant to this clause (13).

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution made within 60 days after the date of declaration shall be determined as of such date. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. Not later than the date of making any Restricted Payment in excess of $5.0 million that will be included in subsequent calculations of the amount of Restricted Payments, the Parent Guarantor shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.3 were computed.

In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (13) above, the Parent Guarantor shall, in its sole discretion, classify or reclassify such Restricted Payment.

The Parent Guarantor shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Guarantor and its Restricted Subsidiaries (except to the extent such Investments are repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.”

SECTION 3.4 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent Guarantor or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Parent Guarantor or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Parent Guarantor or any Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture as in effect on such date;

(2) any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Parent Guarantor or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Parent Guarantor or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Parent Guarantor or any other Restricted Subsidiary other than the assets and property of such acquired Person;

(3) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Parent Guarantor and the Restricted Subsidiaries to realize the value of, property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor or any Restricted Subsidiary;

(4) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Parent Guarantor or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(5) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (1) the encumbrance or restriction applies to such Foreign Subsidiary and its Subsidiaries only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (2) the Parent Guarantor determines that any such encumbrance or restriction will not materially affect the Parent Guarantor’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Parent Guarantor, whose determination shall be conclusive;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (1) through (5) or clause (12) of this Section 3.4(b) or this clause (6) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (5) or clause (12) of this Section 3.4(b) or this clause (6); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

(7) in the case of Section 3.4(a)(3), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Parent Guarantor or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) contained in any agreement creating Hedging Obligations permitted from time to time under this Indenture;

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Guarantor or any Restricted Subsidiary;

(E) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(F) provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(8) any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in Section 3.4(a)(3) on the property so acquired;

(9) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(10) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(11) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(12) encumbrances or restrictions contained in agreements governing Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 3.2; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Parent Guarantor taken as a whole, as determined by the Board of Directors or a responsible financial officer of the Parent Guarantor in good faith, than the provisions contained in the Senior Secured Credit Agreements and in this Indenture as in effect on the Issue Date;

(13) the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 3.2 and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(14) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(16) any encumbrance or restriction contained in the Senior Secured Credit Agreements and the Senior Notes as in effect as of the Issue Date, and in any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings shall not modify such encumbrances or restrictions contained in the Senior Secured Credit Agreements and the Senior Notes as in effect on the Issue Date.

SECTION 3.5 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Parent Guarantor or any of its Restricted Subsidiaries receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Capital Stock or other assets subject to such Asset Disposition;

(2) except in the case of an Asset Swap, at least 75% of the consideration (determined on the date of contractually agreeing to such Asset Disposition) received by the Parent Guarantor or any of its Restricted Subsidiaries from such Asset Disposition and all other Asset Dispositions since the Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents, or any combination thereof; provided that any consideration other than cash or Cash Equivalents received by the Parent Guarantor or any of its Restricted Subsidiaries from such Asset Disposition shall only be permitted if it consists solely of the right to receive earnout payments, production payments, overrides or drilling participation arrangements or in seller notes (or a similar form of customary seller financing);

(3) except as provided in Section 3.5(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Parent Guarantor or such Restricted Subsidiary, as the case may be:

(A) to prepay, repay, redeem or purchase Indebtedness under the Senior Secured Credit Agreements;

(B) to prepay, repay, redeem or purchase Notes by, at its option, (x) redeeming Notes as provided under paragraph 5 of the form of Note set forth in Exhibit A, (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which shall be at or above par) and/or (z) making an offer (in accordance with the provisions set forth in this Section 3.5 for an Asset Disposition Offer) to all Holders to purchase their Notes (which offer shall be deemed to be an Asset Disposition Offer for purposes hereof); or

(C) to invest in Additional Assets; provided that without limitation to the provisions described in Section 11.3, to the extent any Additional Assets received by the Company or such Restricted Subsidiary in such Asset Sale consists of assets of a type that would constitute Collateral under the Note Security Documents, such Additional Assets, including Capital Stock of any Person that becomes a Restricted Subsidiary as a result of such transaction, are added to the Collateral within the time periods set forth in Section 11.3 or the applicable Note Security Documents; and

(4) without limitation to the provisions described in Section 11.3, to the extent any consideration received by the Company or such Restricted Subsidiary in such Asset Sale consists of assets of a type that would constitute Collateral under the Note Security Documents, such assets, including assets of any Person that becomes a Guarantor as a result of such transaction, are added to the Collateral within the time periods set forth in Section 11.3 or the applicable Note Security Documents;

provided that pending the final application of any such Net Available Cash in accordance with clauses (A), (B) or (C) above, the Parent Guarantor and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture. The requirement of clause (C) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Parent Guarantor or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 3.5(a)(3) will be deemed to constitute “Excess Proceeds.” Not later than the 366th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer will be required to make an offer (“Asset Disposition Offer”) to all Holders (with a copy to the

Trustee) to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Section 3.5 in integral multiples of $1.00 in excess of $2,000 (or in excess of $1.00 after a PIK Payment), provided that the unpurchased portion of each Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or in excess of $1.00 after a PIK Payment). If the aggregate principal amount of the Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. To the extent that the aggregate principal amount of the Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Parent Guarantor and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of the Notes required to be purchased pursuant to this Section 3.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn in response to the Asset Disposition Offer.

(d) If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender the Notes pursuant to the Asset Disposition Offer.

(e) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes or portions of Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1.00 in excess of $2,000 (or in excess of $1.00 after a PIK Payment), provided that the unpurchased portion of each Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment). The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.5. The Issuer or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of the Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Issuer Order and Officers’ Certificate from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment). Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.5, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

(g) For the purposes of Section 3.5(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Parent Guarantor (other than Subordinated Obligations, Guarantor Subordinated Obligations or Disqualified Stock of the Parent Guarantor) or Indebtedness of a Restricted Subsidiary (other than Subordinated Obligations, Guarantor Subordinated Obligations of any Subsidiary Guarantor or Disqualified Stock of any Restricted Subsidiary) and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Parent Guarantor will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 3.5(a)(3);

(2) with respect to any Asset Disposition of Oil and Gas Properties by the Parent Guarantor or any of its Restricted Subsidiaries in which the Parent Guarantor or such Restricted Subsidiary still retains an interest, any agreement by the transferee (or any Affiliate thereof) to pay all or a portion of the costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto; and

(3) securities, notes or other obligations received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash within 180 days after receipt thereof.

(h) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) in the event such Asset Swap involves the transfer by the Parent Guarantor or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Parent Guarantor.

(i) Other than as specifically provided in this Section 3.5, any purchase pursuant to this Section 3.5 shall be made pursuant to the applicable provisions of Article V.

SECTION 3.6 Limitation on Liens. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of this Indenture or acquired after that date.

SECTION 3.7 Stay, Extension and Usury Laws. The Parent Guarantor and each of its Restricted Subsidiaries covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Parent Guarantor and each of its Restricted Subsidiaries (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.8 Limitation on Affiliate Transactions.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Parent Guarantor (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) either:

(A) if such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million but not greater than $10.0 million, the Parent Guarantor delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above; or

(B) if such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Parent Guarantor delivers to the Trustee a Board Resolution adopted by a majority of the members of the Board of Directors of the Parent Guarantor having no personal stake in such transaction approving the terms of such transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above.

(b) Section 3.8(a) will not apply to:

(3) any Restricted Payment permitted to be made pursuant to Section 3.3 or any Permitted Investment;

(4) any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of the Parent Guarantor, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or insurance and indemnification arrangements provided to or for the benefit of directors and employees approved by the Board of Directors or properly designated committee of the Board of Directors of the Parent Guarantor;

(5) loans or advances to employees, officers or directors in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries;

(6) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries;

(7) any transaction between the Parent Guarantor and a Restricted Subsidiary or between Restricted Subsidiaries, and guarantees issued by the Parent Guarantor or a Restricted Subsidiary for the benefit of the Parent Guarantor or a Restricted Subsidiary, as the case may be, in accordance with Section 3.2;

(8) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Parent Guarantor or a Restricted Subsidiary owns, directly or indirectly, an Equity Interest in or otherwise controls such joint venture or similar entity;

(9) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Parent Guarantor to an Affiliate, or the receipt by the Parent Guarantor of any capital contribution from its shareholders;

(10) indemnities of officers, directors and employees of the Parent Guarantor or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Parent Guarantor or any of its Restricted Subsidiaries;

(11) the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Parent Guarantor or any Restricted Subsidiary;

(12) the performance of obligations of the Parent Guarantor or any of its Restricted Subsidiaries under the terms of any agreement to which the Parent Guarantor or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Holders than the terms of the agreements in effect on the Issue Date;

(13) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided that in the reasonable determination of the Board of Directors of the Parent Guarantor or the senior management of the Parent Guarantor, such transactions are on terms not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Parent Guarantor;

(14) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person; and

(15) transactions between the Parent Guarantor or any Restricted Subsidiary and any Person, a director of which is also a director of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor, and such director is the sole cause for such Person to be deemed an Affiliate of the Parent Guarantor or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Parent Guarantor or such direct or indirect parent, as the case may be, on any matter involving such other Person.

SECTION 3.9 Purchase of Notes Upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless one of the three exceptions described in Section 3.9(f) applies, each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Within 30 days following any Change of Control Triggering Event, unless one of the three exceptions described below in Section 3.9(f) applies, the Issuer will send a notice (the “Change of Control Offer”) to each Holder of the Notes, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date may be delayed, in the Issuer’s discretion, until such time (including more than 60 days after the date such notice is sent (subject to the applicable procedures of DTC)) as any or all such conditions referred to in clause (9) below shall be satisfied;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Definitive Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes in certificated form completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is repurchasing a portion of the Note of any Holder, the Holder will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment);

(8) the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(9) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any or all such conditions (including the occurrence of such Change of Control Triggering Event) will not be satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer and not properly withdrawn, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment);

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes accepted for payment; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions of the Notes being purchased by the Issuer.

(d) The Paying Agent will promptly mail or deliver to each Holder of the Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess of $2,000 (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment).

(e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Issuer is not required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) any other Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with this Section 3.9 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer, (ii) notice of redemption of all outstanding Notes has been given pursuant to Section 5.5 of this Indenture, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control Triggering Event, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

(g) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

(h) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

(i) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any other Person making a Change of Control Offer or Alternate Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(j) The Issuer’s obligation to make a Change of Control Offer with respect to the Notes pursuant to this Section 3.9 may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control Triggering Event.

(k) Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the applicable provisions of Article V.

SECTION 3.10 Provision of Financial Information.

(a) Whether or not the Parent Guarantor is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Parent Guarantor will file with the SEC, and deliver to the Trustee and make available to the Holders without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange

Act and applicable to a U.S. corporation within the time periods specified therein with respect to a non-accelerated filer. In the event that the Parent Guarantor is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Parent Guarantor will nevertheless deliver such Exchange Act information to the Trustee and make available to the Holders without cost to any Holder as if the Parent Guarantor were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to a non-accelerated filer.

(b) If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in any accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) Any direct or indirect parent entity of the Parent Guarantor may satisfy the obligations of the Parent Guarantor set forth in this Section 3.10 by providing the requisite financial and other information of such parent entity instead of the Parent Guarantor so long as (i) the Parent Guarantor is a Wholly-Owned Subsidiary of such parent entity and (ii) such parent entity does not conduct any business other than the holding of Equity Interests of the Parent Guarantor, does not have any material liabilities other than liabilities of the Parent Guarantor, does not own any material assets other than the Equity Interests of the Parent Guarantor and does not generate or derive any material revenues other than the revenues of the Parent Guarantor; provided that to the extent such parent entity holds assets (other than its direct or indirect interest in the Parent Guarantor) that exceeds the lesser of (x) 0.5% of the total assets of such parent entity and (y) 0.5% of the total revenue for the preceding fiscal year of such parent entity, then such information related to such parent entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such parent entity, on the one hand, and the information relating to the Parent Guarantor and its Subsidiaries on a stand-alone basis, on the other hand.

(d) The availability of the foregoing materials on the SEC’s website or on the Parent Guarantor’s (or its parent entity’s) website shall be deemed to satisfy the foregoing delivery obligations to the Holders.

(e) For so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144, if the Parent Guarantor is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent Guarantor will furnish to the Holders, and to securities analysts and bona fide prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to Section 3.10(a) (or customary earnings releases in respect thereof), the Parent Guarantor (or its parent entity) shall also hold live quarterly conference calls (which may be the same call held by the Parent Guarantor (or its parent entity) for its public equity holders).

(g) The Trustee shall have no obligation to determine if and when the reports, information and documents of the Parent Guarantor are filed with the SEC via the EDGAR system and available on the SEC’s EDGAR website or available on the Issuer’s website.

(h) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

SECTION 3.11 Future Subsidiary Guarantors.

(a) The Parent Guarantor will cause (i) each of its Wholly-Owned Subsidiaries (other than a Foreign Subsidiary formed in connection with a Redomestication Transaction) formed or acquired after the Issue Date and (ii) any other Domestic Subsidiary (other than the Issuer) that is not already a Subsidiary Guarantor that guarantees any of the Parent Guarantor’s or the Issuer’s Indebtedness or any Indebtedness of a Subsidiary Guarantor, in each case to execute and deliver to the Trustee within 30 days a supplemental indenture (in substantially the form specified in Exhibit B to this Indenture) pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis; provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.

(b) Each Person that becomes a Subsidiary Guarantor after the Issue Date shall also become a party to the applicable Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, if applicable, and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of any such documents to be delivered after the Issue Date) as may be necessary to vest in the Collateral Agent a perfected second-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Note Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

SECTION 3.12 Maintenance of Office or Agency. The Issuer shall maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be made. The corporate trust office of the Trustee indicated in Section 2.3 shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee indicated in Section 12.2, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. Notwithstanding the foregoing, no service of legal process may be made on the Issuer at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13 Corporate Existence. Except as otherwise provided in Article IV, the Parent Guarantor shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory), licenses and franchises; provided, however, that the Parent Guarantor and its Restricted Subsidiaries shall not be required to preserve any such right, license or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor.

SECTION 3.14 Payment of Taxes. The Parent Guarantor shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Parent Guarantor or any Subsidiary or upon the income, profits or property of the Parent Guarantor or any Subsidiary; provided, however, that the Parent Guarantor and its Restricted Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

SECTION 3.15 Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date a statement (which need not be an Officers’ Certificate) signed by the principal executive officer, the principal accounting officer or the principal financial officer of the Issuer, stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and each of its Restricted Subsidiaries has performed their respective obligations under this Indenture, and further stating whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe such Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.16 Further Instruments and Acts. Upon request of the Trustee, the Parent Guarantor and its Restricted Subsidiaries will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.17 Statement by Officers as to Default. The Issuer shall, so long as any Note is outstanding, deliver to the Trustee within 10 Business Days after the occurrence of a Default, a written notice setting forth the details of such Default, or Events of Default, and what action the Issuer is taking or proposing to take with respect thereto.

SECTION 3.18 Covenant Termination.

(a) From and after the occurrence of an Investment Grade Rating Event, the Parent Guarantor and its Restricted Subsidiaries will no longer be subject to the provisions of this Indenture described above in Sections 3.2, 3.3, 3.4, 3.5, 3.8 and Section 4.1(a)(3) hereof (collectively, the “Eliminated Covenants”).

(b) After the Eliminated Covenants have been terminated, the Parent Guarantor may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.” After the Eliminated Covenants have been terminated, the Parent Guarantor and its Restricted Subsidiaries shall be entitled to incur Liens permitted under Section 3.6 (including, without limitation, Permitted Liens). To the extent Section 3.6 and any Permitted Liens refer to one or more Eliminated Covenants, such Section 3.6 or definition shall be interpreted as though such applicable Eliminated Covenant(s) continued to be applicable following such termination (but solely for purposes of Section 3.6 and the “Permitted Liens” definition and for no other section of this Indenture).

(c) On the date of the occurrence of an Investment Grade Rating Event, the Issuer shall deliver an Officers’ Certificate to the Trustee, specifying (i) that a termination of the foregoing covenants under this Section 3.18 has occurred and (ii) the date of the commencement of any termination of the foregoing covenants under this Section 3.18. The Trustee shall not have any duty to monitor the ratings of the Notes or whether or not an Investment Grade Rating Event or the termination of the foregoing covenants has occurred, nor any duty to notify the Noteholders of any of the foregoing.

SECTION 3.19 Limitation on Layering. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, or suffer to exist any Lien that is (a) senior to the Liens on the Collateral securing the Notes and junior to any other Lien or (b) junior to the Liens on the Collateral securing the Notes (other than Liens securing Permitted Third Lien Indebtedness incurred under Section 3.2(b)(10) and clause (16) of the definition of “Permitted Liens”).

SECTION 3.20 Subsidiaries. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, assign or otherwise dispose of any Equity Interests in the Issuer or any Restricted Subsidiary except (a) to the Issuer or another Restricted Subsidiary or (b) in compliance with Section 3.5. None of the Parent Guarantor, the Issuer nor any Restricted Subsidiary will have any Foreign Subsidiaries, other than Foreign Subsidiary formed in connection with a Redomestication Transaction. Parent Guarantor and the Issuer will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than the Issuer or another Restricted Subsidiary. Parent Guarantor shall not permit any Subsidiary that is not owned by the Issuer to own any Oil and Gas Property.

SECTION 3.21 Nature of Business; International Operations. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, undertake or allow any material change in the character of its business as a company engaged in the Oil and Gas Business. From and after the date hereof, Parent Guarantor, the Issuer and the Restricted Subsidiaries will not acquire or commit to acquire any Oil and Gas Properties not located within the geographical boundaries of the United States of America. Parent Guarantor shall not directly own any interest in any Oil and Gas Property. Any Oil and Gas Properties of the Issuer or any of its subsidiaries will at all times be owned by the Issuer or a Subsidiary Guarantor that is a Restricted Subsidiary.

ARTICLE IV

SUCCESSOR COMPANY

SECTION 4.1 Merger and Consolidation.

(a) Neither the Parent Guarantor nor the Issuer will consolidate with or merge with or into or amalgamate or wind up into (whether or not it is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions to, any Person, unless:

(1) (A) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; provided that in the case where the Successor Company of the Issuer is not a corporation, a co-issuer of the Notes is a corporation; and (B) the Successor Company (if not the Parent Guarantor or the Issuer, as the case may be) will expressly assume, by supplemental indenture, joinder or other documents or instruments, executed and delivered to the Trustee, all the obligations of the Parent Guarantor or the Issuer, as the case may be, under this Indenture, the Notes, the Priority Lien Security Documents, the Note Security Documents, the Junior Lien Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the relevant Guarantee, as applicable, and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; provided further that, notwithstanding the foregoing, the Parent Guarantor may consummate a Redomestication Transaction if all other conditions of this Section 4.1(a) are satisfied;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of the Parent Guarantor is equal to or greater than the Consolidated Coverage Ratio of the Parent Guarantor immediately before such transaction;

(4) if the Successor Company of the Issuer is not the Issuer, each Guarantor (unless it is the other party to the transactions, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Company’s obligations in respect of this Indenture and the Notes and that its Guarantee shall continue to be in effect; and

(5) the Parent Guarantor or the Issuer, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with this Indenture; and

(6) any Collateral owned by or transferred to the Successor Company formed by or surviving any such consolidation or merger or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made continues to constitute Collateral under the Indenture and the Note Security Documents, subject to the Liens on the Collateral securing Priority Obligations, except as permitted by the Indenture or the Note Security Documents.

For purposes of this Section 4.1, the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Parent Guarantor or the Issuer, as the case may be, which assets, if held by the Parent Guarantor or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the assets of the Parent Guarantor or the Issuer, as applicable, on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the assets of the Parent Guarantor or the Issuer, as applicable.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor or the Issuer, as the case may be, under this Indenture and the other Notes Documents; and its predecessor, except in the case of a lease of all or substantially all its assets, will be released from all obligations under this Indenture, the other Notes Documents, the Notes or the relevant Guarantee, as applicable.

Notwithstanding Section 4.1(a)(3), (x) any Restricted Subsidiary may consolidate with, merge with or into, amalgamate or wind up into, or dispose of all or part of its assets to, the Parent Guarantor, and the Parent Guarantor may consolidate with, merge into, amalgamate or wind up into, or dispose of all or part of its assets to, the Issuer or a Subsidiary Guarantor and (y) the Parent Guarantor and the Issuer may merge with or into an Affiliate incorporated solely for the purpose of reorganizing the Parent Guarantor or the Issuer, as the case may be, in a State of the United States or the District of Columbia or other jurisdiction; provided that, in the case of a Restricted Subsidiary that consolidates with, merges with or into, amalgamates or winds up into or disposes of all or part of its properties and assets to the Parent Guarantor or the Issuer, the Parent Guarantor or the Issuer, as the case may be, will not be required to comply with the preceding Section 4.1(a)(5).

(b) In addition, the Parent Guarantor will not permit any Subsidiary Guarantor to consolidate with, merge with or into, amalgamate or wind up into, and will not permit the disposition of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Parent Guarantor, the Issuer or another Subsidiary Guarantor) unless:

(1) (i) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under this Indenture, the Notes, the Priority Lien Security Documents, the Note Security Documents, the Junior Lien Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the relevant Guarantee, as applicable, and the surviving Person shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such surviving Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; or

(2) the transaction results in the release of the Subsidiary Guarantor from its obligations under this Indenture and its Guarantee after and in compliance with the provisions of Section 10.2 and

(3) the Parent Guarantor will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with this Indenture.

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1 Redemption. The Notes may be redeemed (a) as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, or (b) as a whole, and not less than as a whole, subject to the conditions and at the redemption price specified in Section 3.9(i) or Section 5.9, as applicable, in each case together with accrued and unpaid interest to the Redemption Date.

SECTION 5.2 Applicability of Article. Redemption of Notes at the election of the Issuer, as permitted by any provision of this Indenture, shall be made in accordance with such provision and this Article V.

SECTION 5.3 Election to Redeem; Notice to Trustee. The election of the Issuer to redeem any Notes pursuant to Section 5.1 shall be evidenced by an Officers’ Certificate of the Issuer. In case of any redemption at the election of the Issuer, the Issuer shall, not later than five Business Days prior to giving notice of any redemption pursuant to Section 5.5 (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Notes to be redeemed and, in the case of any redemption of less than all Notes, shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

SECTION 5.4 Selection by Trustee of Notes to Be Redeemed. If less than all Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements, as set forth in an Officers’ Certificate delivered by the Issuer to the Trustee, of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate (or, in the case of Global Notes, the Trustee will select Notes for redemption based on such method as DTC may prescribe); provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000 (or $1.00 after a PIK Payment).

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.5 Notice of Redemption.

(a) Notice of redemption shall be given in the manner provided for in Section 12.2, not less than 15 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, except that that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or except as set forth in the penultimate sentence of Section 5.5(b). At the Issuer’s request, the Trustee shall give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall deliver to the Trustee, at least five Business Days prior to the giving of such notice (unless a shorter period shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice at the Issuer’s expense and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the redemption price, if then determinable, and otherwise the method for its determination and the amount of accrued interest to the Redemption Date payable as provided in Section 5.7, if any,

(3) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that on the Redemption Date, the redemption price (and accrued interest, if any, to the Redemption Date payable as provided in Section 5.7) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,

(6) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(7) the name and address of the Paying Agent,

(8) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(9) the CUSIP, Common Code and ISIN numbers, if applicable, and that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Notes,

(10) the Section of this Indenture or the paragraph of the Notes pursuant to which the Notes are to be redeemed, and

(11) if in connection with any conditional notice of redemption pursuant to the Issuer’s right to redeem all of the Notes upon a Change of Control Triggering Event, and in compliance with Section 5.5(b), that such redemption is conditional upon such Change of Control Triggering Event occurring.

(b) Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent and, in the case of a redemption with the Net Cash Proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission (subject to the applicable procedures of DTC)) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.6 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer or any of the Issuer’s Restricted Subsidiaries is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient (as determined by the Issuer) to pay the redemption price of and accrued and unpaid cash interest together with an amount of cash equal to all accrued and unpaid PIK Interest on, all Notes which are to be redeemed on that date (including any PIK Notes or any increased principal amount of Notes in connection with a PIK Payment), other than Notes or portions of Notes called for redemption that are beneficially owned by the Issuer and have been delivered by the Issuer to the Trustee for cancellation.

SECTION 5.7 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed without a condition precedent shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the redemption price and, subject to the next sentence, unpaid interest on such Notes to the Redemption Date. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued interest, if any, to, but not including, the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holder of such Note, or one or more predecessor Notes, registered as such as of the relevant record date.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

SECTION 5.8 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 3.12 (with, if the Issuer or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment).

SECTION 5.9 Tax Redemption.

(a) The Issuer may, at its option, upon providing not less than 30 days’ notice to the Trustee and the Holders, redeem, in whole but not in part, the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption if any Guarantor has become or would become obligated to pay any Additional Amounts or any Reimbursement Payments in respect of any Guarantee as a result of:

(1) any change in or amendment to the laws (or regulations promulgated thereunder) of any Non-U.S. Taxing Authority, or

(2) any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations, rulings, technical interpretations, income tax folios, interpretation bulletins, information circulars or equivalent documents issued by a Non-U.S. Taxing Authority (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective after the Issue Date (without regard to whether the Issuer or any Guarantor is or has been making any payments under the Notes prior to, at or after the time such change or amendment is announced or effective).

(b) It shall be a condition to the Issuer’s right to redeem the Notes pursuant to the provisions of Section 5.9(a) that, prior to giving any notice of redemption of the Notes, the Issuer shall have delivered to the Trustee (i) an Officers’ Certificate stating that the Issuer has determined in its reasonable judgment that the obligations to pay such Additional Amounts or Reimbursement Payments cannot be avoided by such Guarantor taking reasonable measures available to it and (ii) an Opinion of Counsel that such Guarantor has or will become obligated to pay Additional Amounts or Reimbursement Payments as a result of an amendment or change described in Section 5.9(a).

(c) No such notice of redemption may be given more than 60 days before or more than 180 days after any Guarantor first becomes liable (or, if later, the earlier of the date on which such Guarantor first becomes aware of its liability or the date on which it reasonably should have become aware of its liability) to pay any Additional Amounts or Reimbursement Payments as a result of a change or amendment described in Section 5.9(a).

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events in relation to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Issuer or any Guarantor to comply with its obligations under Article IV;

(4) failure by the Parent Guarantor or any Restricted Subsidiary to comply for 30 days (or 180 days in the case of a Reporting Failure) after notice has been given, by registered or certified mail, to the Parent Guarantor by the Trustee or to the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder with Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.19, 3.20 and 3.21 (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with Article IV which is covered by clause (3));

(5) failure by the Parent Guarantor or any Restricted Subsidiary to comply with any agreement in this Indenture or the Notes (other than an agreement, a default in or failure to comply with that is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Parent Guarantor by the Trustee or to the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent Guarantor or any of its Restricted Subsidiaries), other than Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary, whether such Indebtedness or guarantee existed at the Issue Date, or was created thereafter, which default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law (including any Canadian Insolvency Law) or (B) a decree or order adjudging the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, compromise, adjustment or composition of or in respect of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8) the commencement by the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law (including any Canadian Insolvency Law) or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it or them to the entry of a decree or order for relief or in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law (including any

Canadian Insolvency Law) or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the filing by it or them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it or them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary or of any substantial part of its or their property, or the making by it or them of an assignment for the benefit of creditors, or the admission by it or them in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Parent Guarantor, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary in furtherance of any such action;

(9) failure by the Parent Guarantor, the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the “judgment default provision”); or

(10) any Guarantee of the Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under this Indenture or its Guarantee; or

(11) (x) any Note Security Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Note Security Documents) for a period of 30 days after the Parent Guarantor, the Issuer or any Guarantor receives notice thereof, (y) any of the Note Security Documents ceases to give the Holders a valid, perfected security interest (except as permitted by the terms of the Indenture or the Note Security Documents) for a period of 30 days after the Parent Guarantor, the Issuer or any Guarantor receives notice thereof or (z) the Parent Guarantor, the Issuer or any Guarantor fails to grant and perfect any security interest required by the Note Security Documents to be so granted and perfected, in each case with respect to Collateral having a fair market value in excess of $50.0 million in the aggregate with respect to clauses (x), (y) and (z) above.

(b) However, a default under clauses (4) and (5) of Section 6.1(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Parent Guarantor in writing and, in the case of a notice given by the Holders, the Trustee of the default and the Parent Guarantor does not cure such default within the time specified in clauses (4) and (5) of Section 6.1(a) after receipt of such notice.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clauses (7) and (8) of Section 6.1(a) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer (and the Trustee in the case of a notice provided by the Holders), may declare the principal of, premium (including the Applicable Premium) and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium (including the Applicable Premium) and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in clauses (7) and (8) of Section 6.1(a), all outstanding Notes will become immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If the Notes are accelerated or otherwise become due prior to July 12, 2024 for any reason (including the acceleration of claims by operation of law), in each case, as a result of an Event of Default prior to December 21, 2021, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes redeemed plus the Applicable Premium in effect on the date of such acceleration, plus accrued and unpaid interest on the applicable Notes as of the date of acceleration, as if such acceleration were an optional redemption of the Notes pursuant to paragraph 5 of the Notes accelerated. If the Notes are accelerated or otherwise become due prior to July 12, 2024, in each case, as a result of an Event of Default on or after December 21, 2021, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes pursuant to paragraph 5, in effect on the date of such acceleration, plus accrued and unpaid interest on the applicable Notes as of the date of acceleration, as if such acceleration were an optional redemption pursuant to paragraph 5 of the Notes accelerated.

Without limiting the generality of the foregoing, in the event the Notes are accelerated or otherwise become due prior to July 12, 2024, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default specified in clauses (7) and (8) of Section 6.1(a) (including the acceleration of claims by operation of law)), the premium (including the Applicable Premium) payable with respect to an optional redemption pursuant to paragraph 5 of the Notes will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium (including the Applicable Premium) payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium (including the Applicable Premium) shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM (INCLUDING THE APPLICABLE PREMIUM) IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium (including the Applicable Premium) is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium (including the Applicable Premium) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium (including the Applicable Premium); and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium (including the Applicable Premium) to Holders as herein described is a material inducement to Holders to purchase the Notes.

In the event of any Event of Default specified in clause (6) of Section 6.1(a), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the requisite number of Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium) or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Guarantees with respect to such Notes.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee (with a copy to the Issuer, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Noteholder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or the Guarantees or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification or security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused or that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. Subject to Section 6.7, a Noteholder may not pursue any remedy with respect to this Indenture, the Note Security Documents or the Notes unless:

(1) such Holder has previously given to the Trustee written notice stating that an Event of Default with respect to the Notes is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested that the Trustee pursue the remedy;

(3) such Holders have offered to the Trustee security or indemnity, reasonably satisfactory to the Trustee, against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request during such 60-day period.

A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relative to the Issuer, the Parent Guarantor or the Subsidiary Guarantors or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall, subject to the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, pay out the money in the following order:

FIRST: to the Collateral Agent and the Trustee for amounts due to it under Section 7.7, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent the costs and expenses of collection;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Parent Guarantor or its Subsidiaries, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes or the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes or the Guarantees, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity or security satisfactory to the Trustee against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties under the Indenture.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

SECTION 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee’s conduct constitutes willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes or the Guarantees shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes or the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 12.2, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including without limitation as Collateral Agent), and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes or the Guarantees at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered (and if requested, provided) to the Trustee security or indemnity satisfactory to the Trustee against the losses, costs, expenses and liabilities which may be incurred therein or thereby.

(i) Whenever in the administration of this Indenture, the Notes or the Guarantees the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate.

(j) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The parties hereto acknowledge, in accordance with Section 326 of the Patriot Act, that the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Issuer and the Guarantors agree that they will provide the Trustee with all such information as it may reasonably request in order to satisfy the requirements or its obligations under the Patriot Act.

(l) Any discretion, permissive right or privilege in favor of the Trustee, if any, shall not be construed as a duty or obligation.

(m) [Reserved].

(n) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Defaults. If a Default or Event of Default with respect to the Notes occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send to each Noteholder in the manner provided in Section 12.02, notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Noteholders.

SECTION 7.6 Reports by Trustee to Holders.

A copy of each report at the time it is sent to Noteholders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.7 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services hereunder and under the Notes and the Guarantees as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and sending of notices to Noteholders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee (including its officers, directors, agents and employees) against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct or gross negligence on its part (as determined by a final non-appealable order of a court of competent jurisdiction) in connection with the administration of this trust and the performance of its duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Noteholder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture or the earlier resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1, the expenses are intended to constitute expenses of administration under any Bankruptcy Law. “Trustee” for purposes of this Section 7.7 shall include any predecessor Trustee; provided, however, the gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.8 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof or TIA § 310;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any other reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Noteholder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

SECTION 7.12 Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1 Discharge of Liability on Notes; Defeasance.

(a) Subject to Section 8.1(c), when (i) either (x) all Notes that have been authenticated (other than Notes replaced or paid pursuant to Section 2.10 and such Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust), have been delivered to the Trustee for cancellation or (y) all outstanding Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of final maturity or redemption (provided that if such redemption is made as provided in the fifth paragraph of paragraph 5 of the form of Note attached hereto as Exhibit A, (1) the amount of cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (2) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date as necessary to pay the Applicable Premium as determined by such date); (ii) in respect of clause (i)(y), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either the Issuer or any Guarantor is a party or by which either the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); (iii) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and (iv) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at final maturity or the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer (accompanied by an Officers’ Certificate and an Opinion of Counsel, which may be subject to customary assumptions and exclusions, stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Issuer. If U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.2(1).

(b) Subject to Sections 8.1(c) and 8.2, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”), and Liens on the Collateral securing the Notes will be released, and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.19, 3.20 and 3.21, and clause (a)(3) of Section 4.1, and the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply with such Sections shall no longer constitute a Default or an Event of Default under Section 6.1(a)(3) (as it relates to Section 4.1(a)(3) only), Section 6.1(a)(4) (to the extent applicable to such other defeased covenants), Section 6.1(a)(6), Section 6.1(a)(7) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(a)(8) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant

Subsidiary), Section 6.1(a)(9) and Section 6.1(a)(10) (other than with respect to the Guarantee of the Parent Guarantor), and the events specified in such Sections shall no longer constitute an Event of Default and the Liens on the Collateral securing the Notes will be released (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance or its covenant defeasance option, the Guarantees in effect at such time shall terminate.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(a)(3) (as it relates to Section 4.1(a)(3) only), Section 6.1(a)(4) (to the extent applicable to Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.19, 3.20 and 3.21), Section 6.1(a)(6), Section 6.1(a)(7) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(a)(8) (only with respect to Significant Subsidiaries and a group of Restricted Subsidiaries constituting a Significant Subsidiary), Section 6.1(9) or Section 6.1(10) (other than with respect to the Guarantee of the Parent Guarantor).

Upon satisfaction of the conditions set forth herein and upon request and expense of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b) to the extent relating to a satisfaction and discharge or a legal defeasance, the Issuer’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.10, 2.11, 2.12, 2.13, 2.18, 7.7 and 7.8 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2 Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option with respect to Notes only if:

(1) in accordance with Section 8.1, the Issuer irrevocably deposits with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, to pay the principal of, and premium, if any, and interest, if any, due on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to Stated Maturity or to a particular Redemption Date (provided that if such redemption is made as provided in the fifth paragraph of paragraph 5 of the form of Note attached hereto as Exhibit A, (x) the amount of cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date as necessary to pay the Applicable Premium as determined on such date);

(2) in the case of legal defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Beneficial Owners of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) confirming that the Beneficial Owners of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the grant of any Lien securing such borrowings);

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries are bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of the respective outstanding Notes over the creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with; and

(8) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust all money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture and the Notes to the Holders of all sums due in respect of the payment of principal of, premium, if any, and accrued interest on the Notes.

SECTION 8.4 Repayment to the Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money, U.S. Government Obligations or other Notes held by them upon payment of all the Obligations under this Indenture.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal of or premium, if any, or interest on the Notes that remains unclaimed by the Holders thereof for two years, and, thereafter, Noteholders entitled to the money must look to the Issuer for payment as unsecured general creditors unless an abandoned property law designates another Person and the Trustee and the Paying Agent shall have no further liability with respect to such money.

SECTION 8.5 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or the Guarantors have made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuer or Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture.

ARTICLE IX

AMENDMENTS

SECTION 9.1 Without Consent of Holders. The Issuer, the Guarantors (in the case of the Subsidiary Guarantors, with respect to its Guarantee), the Collateral Agent (if applicable) and the Trustee may amend or supplement this Indenture, the Notes, the Note Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the related Guarantees without notice to or consent of any Noteholder:

(1) to cure any ambiguity, omission, defect, mistake or inconsistency;

(2) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Issuer or any Guarantor under this Indenture and the Notes or the applicable Guarantee in accordance with Article IV;

(3) to provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided, however, that such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) to add Guarantors with respect to the Notes, or release a Guarantor from its Guarantee and terminate such Guarantee; provided that the release and termination is in accordance with the applicable provisions of this Indenture;

(5) to provide additional collateral securing the Notes or the related Guarantees;

(6) to add covenants of the Issuer or a Guarantor for the benefit of, or to make changes that would provide additional rights to, the Holders or to surrender any right or power herein conferred upon the Issuer or a Guarantor;

(7) to make any change that does not adversely affect the rights under this Indenture of any Noteholder;

(8) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA;

(9) to evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee, or under this Indenture and the Note Security Documents of a successor Collateral Agent; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) to provide for the issuance of Additional Notes and PIK Notes in accordance with the provisions of this Indenture;

(11) to modify this Indenture solely for the purpose of providing the removal of the Restricted Securities Legend, if any, on any Note and to allow for the transfer of a Definitive Note or a beneficial interest in a Global Note to a Note that has an unrestricted CUSIP number, in each case in accordance with applicable securities laws.

(12) to make, complete or confirm any grant of Liens on Collateral permitted or required by this Indenture or any of the Note Documents or the Intercreditor Agreement; or

(13) to release or subordinate Liens on Collateral in accordance with this Indenture, the Note Security Documents and the Intercreditor Agreement.

After an amendment, supplement, or waiver under this Section 9.1 becomes effective, the Parent Guarantor shall send to Noteholders (with a copy to the Trustee) a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section.

In addition, the Holders will be deemed to have consented to, and shall be deemed to have directed the Trustee and/or the Collateral Agent (as applicable), to execute and deliver any of the following amendments, waivers and other modifications to the Note Security Documents, in each case, as evidenced by an Officers’ Certificate and Opinion of Counsel delivered to the Trustee and the Collateral Agent pursuant to Section 12.4 and Section 12.5 hereof:

(1) to add other parties (or any authorized agent thereof or trustee therefor) holding Priority Obligations that are incurred in compliance with the Revolving Credit Facility, this Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such Priority Obligations shall rank equally under the Intercreditor Agreement with the Liens on such Collateral securing the obligations under the Senior Secured Credit Agreements and senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment;

(2) to establish that the Liens on any Collateral securing any Indebtedness replacing the Senior Secured Credit Agreements permitted to be Incurred under Section 3.2 that represent Priority Obligations shall be senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Guarantees, which obligations shall continue to be secured on a second-priority basis on the Collateral; and

(3) upon any cancellation or termination of the Senior Secured Credit Agreements and all other Priority Obligations without a replacement thereof, to establish that the Collateral securing the Notes and the Guarantees shall become first priority Collateral, except as set forth below under Section 11.5.

SECTION 9.2 With Consent of Holders. The Issuer, the Guarantors, the Collateral Agent (as applicable) and the Trustee may amend or supplement this Indenture, the Notes, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and any other Note Security Documents and the related Guarantees without notice to any Noteholder but with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Except as provided in Section 6.4, any past default or compliance with the provisions of this Indenture, the Notes or the related Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Noteholder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) (i) reduce the premium payable upon the redemption of any Note as described in Article V hereof or paragraph 5 of any Note, (ii) change the time at which any Note may be redeemed as described in Article V hereof or paragraph 5 of any Note (except provisions relating to minimum required notice of optional redemption) or (iii) make any change relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event as described in Section 3.9 after (but not before) the occurrence of such Change of Control Triggering Event; provided that the Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of any Notes for or as an inducement to any consent, waiver or amendment relating to the obligations set forth in clause (iii) of this Section 9.2(5) unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment;

(6) make any Note payable other than that stated in such Note;

(7) amend the contractual right expressly set forth in this Indenture with respect to the Notes or any Note of any Holder to institute a suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor;

(8) make any change to this Section 9.2 which requires the consent of each Holder of the Notes;

(9) modify the Guarantees in any manner adverse to the Holders of Notes; or

(10) make any change to or modify the ranking or the priority of the Liens securing the Notes that would adversely affect the Holders of such Notes.

In addition, notwithstanding anything to the contrary in this Section 9.2, the consent of Holders representing at least 66 2⁄3% of outstanding Notes will be required to release the Liens for the benefit of the holders of the Notes on all or substantially all of the Collateral, other than in accordance with this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (as applicable).

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment, supplement, or waiver under this Section becomes effective, the Parent Guarantor shall send to Noteholders (with a copy to the Trustee) a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.2.

SECTION 9.3 [Reserved].

SECTION 9.4 Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee and the Issuer receive the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder unless it makes a change described in any of clauses (1) through (10) of Section 9.2, and in that case the amendment, supplement, waiver or other action shall bind each Noteholder who has consented to it and every subsequent Noteholder that evidences the same debt as the consenting Holder’s Notes. An amendment, supplement or waiver under Section 9.2 shall become effective upon receipt by the Issuer of the requisite number of consents, and in relation to any Notes evidenced by Global Notes, such consents need not be in written form and may be evidenced by any electronic transmissions that comport with the applicable procedures of DTC.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.5 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer or the Trustee may require the Holder of the Note to deliver it to the Trustee. The Issuer may instruct the Trustee to place a notation designated by the Issuer on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.6 Trustee to Sign Amendments. The Trustee or the Collateral Agent (as applicable) shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent (as applicable). If it does, the Trustee or the Collateral Agent (as applicable) may but need not sign it. In signing any amendment, supplement or waiver the Trustee or the Collateral Agent (as applicable) shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE X

GUARANTEE

SECTION 10.1 Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Collateral Agent and the Trustee the full and punctual payment when due, whether at final maturity, by acceleration, by redemption or otherwise, of the Obligations under this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder. Each Guarantor agrees that the Obligations will rank equally in right of payment with all other existing and future Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Obligations. Each Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the

Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Guarantor is released from its Guarantee upon the merger or the sale of all the Capital Stock or assets of the Guarantor or otherwise in compliance with Article IV, Section 10.2 or Article VIII, as applicable. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Obligations when and as the same shall become due, whether at final maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Collateral Agent or the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreements) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Upon the sale or disposition of a Subsidiary Guarantor, whether by merger, consolidation, the sale of a sufficient amount of its Capital Stock so that it no longer qualifies as a “Subsidiary” of the Issuer or the sale of all or substantially all of its assets (other than by lease) and whether or not such Subsidiary Guarantor is the surviving entity in such transaction, to a Person which is not the Parent Guarantor or a Restricted Subsidiary, such Subsidiary Guarantor will be released from all its obligations under this Indenture and its Guarantee if the sale or other disposition does not violate Section 3.5.

(c) [Reserved].

(d) Each Subsidiary Guarantor will be released from its obligations under this Indenture and its Guarantee if the Parent Guarantor designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

(e) Each Subsidiary Guarantor will be deemed released from all its obligations under this Indenture and its Guarantee, and such Guarantee will terminate, upon any covenant defeasance of the Notes.

(f) Each Guarantor will be deemed released from all its obligations under this Indenture and its Guarantee, and such Guarantee will terminate, upon any legal defeasance or upon satisfaction and discharge of this Indenture, in each case pursuant to the provisions of Article VIII hereof.

(g) The release of any Guarantor from its obligations pursuant to this Section 10.2 shall be conditioned upon such Guarantor delivering to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Indenture relating to the transactions specified in clauses (b), (c), (d) (e), or (f) of this Section 10.2 have been complied with.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Issuer on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1 Security Interest.

(a) The due and punctual payment of the Obligations on the Notes and the Obligations of the Guarantors under the Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes, the Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders of Notes, the Collateral Agent or the Trustee under the Note Security Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), are secured, as provided in the Note Security Documents. The Issuer and each of the Guarantors consent and agree to be bound by the terms of the Note Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders and the other holders of Parity Lien Obligations.

(b) Each Holder, by its acceptance thereof and of the Guarantees, consents and agrees to the terms of the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Note Security Documents) as the same may be in effect or may be amended or otherwise modified from time to time in accordance with their terms and authorizes and appoints Wilmington Trust, National Association (and its successors and assigns) as the Trustee and as the Collateral Agent. Each Holder directs the Collateral Agent to enter into the Note Security Documents, the Intercreditor

Agreement and the Third Lien Intercreditor Agreement (if applicable) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof. The Trustee, the Collateral Agent and each Holder, by accepting the Notes and the Guarantees of the Guarantors, acknowledges that, as more fully set forth in the Note Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Parity Lien Obligations, subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), the Collateral Agent and the Trustee, and the Lien of this Indenture and the Note Security Documents is subject to and qualified and limited in all respects by the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents and actions that may be taken thereunder.

SECTION 11.2 Post-Issue Date Collateral Requirements.

(a) (i) On or prior to the Issue Date, the Issuer shall, or shall cause the applicable Guarantor to, execute and deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, such mortgages or other Note Security Documents, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgages or other Note Security Documents in the proper recorders’ offices or appropriate public records (and payment of any recording taxes or fees in connection therewith) as may be necessary to create a valid, perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) against proven Oil and Gas Properties that are subject to Liens under the Priority Debt Documents, but in any event constituting not less than 95% of the total discounted present value of proved reserves attributable to the Oil and Gas Properties of the Issuer and its Restricted Subsidiaries, as evaluated in the Parent Guarantor’s most recent consolidated reserve report (which such total discounted present value shall, during any such time as any Priority Lien Obligations are outstanding or commitments therefor remain outstanding, be determined using the total discounted present value methodology then in effect under the Priority Lien Debt Documents, and, at any time thereafter, using the total discounted present value methodology in effect under the Term Loan Credit Agreement in place on the Issue Date during a Term Loan Exclusive Period (as such term is defined in the Term Loan Credit Agreement on the Issue Date), after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such reserve report and (ii) on the date that each such mortgage is so filed or recorded, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties are located to execute and deliver to the Collateral Agent a favorable legal opinion with respect thereto in form and substance substantially consistent with the opinion delivered pursuant to the applicable Priority Lien Debt Documents.

(b) Any Note Security Documents entered into on or after the Issue Date shall be substantially in the form of the corresponding security document securing the Priority Lien Obligations, or to the extent there is no such corresponding security document, the corresponding security documents securing the Priority Lien Obligations in place on the Issue Date, in each case, with such changes as are reasonably necessary to reflect the terms of the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Agent pursuant to an Officers’ Certificate of the Issuer (and upon which the Collateral Agent may conclusively rely).

(c) Within 60 days of the Issue Date (or as such period may be extended by the Credit Facility Agent but in no event later than 90 days of the Issue Date), the Issuer and the Guarantors shall execute and deliver, and cause all other required parties thereto to execute and deliver, to the Collateral Agent the control agreements required by the Note Security Documents, and shall otherwise comply with the requirements of all Note Security Documents with respect to control agreements; provided that, (i) at any time prior to the Discharge of Senior Obligations (as defined in the Intercreditor Agreement), with respect to any account for which a control agreement with the First Lien Collateral Agent (as defined in the Intercreditor Agreement) is in effect (any such account, a “First Lien Collateral Agent Controlled Account”), the Issuer shall only be required to use commercially reasonable efforts to execute and deliver and cause all other required parties to execute and deliver such control agreements and otherwise comply with such requirements within such time period and (ii) with respect to any such First Lien Collateral Agent Controlled Account, upon the Discharge of Senior Obligations or such account otherwise ceasing to be a First Lien Collateral Agent Controlled Account, the Issuer shall execute and deliver, and cause all other required parties thereto to execute and deliver, such control agreements and otherwise comply with such requirements within 60 days of the date of the Discharge of Senior Obligations or such account otherwise ceasing to be a First Lien Collateral Agent Controlled Account.

(d) [Reserved].

(e) Each Subsidiary that becomes a Guarantor shall become a party to all Note Security Documents as a “Debtor” thereunder by thereupon executing a supplemental agreements substantially in the form attached to the Note Security Documents.

(f) Within 60 days of the Issue Date, the Issuer will use commercially reasonable efforts to cause the Collateral Agent to be named as an additional insured on all liability insurance policies of the Issuer and the Guarantors that insure the Collateral, and at any time after the Discharge of Senior Obligations (as defined in the Note Security Documents) the Collateral Agent to be named as loss payee on all property and casualty insurance policies of the Issuer and the Guarantors that insure the Collateral.

SECTION 11.3 Further Assurances; Liens on Additional Property.

(a) The Issuer and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected second priority Liens (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) upon the Collateral (including any acquired property or other property required by any Parity Lien Document to become, Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents, and in connection with any merger, consolidation or sale of assets of any Issuer or any Guarantor, the property and assets of the

Person which is consolidated or merged with or into any Issuer or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Note Security Documents, shall be treated as after-acquired property and such Issuer or such Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Parity Lien Documents.

(b) Each Issuer and each of the Guarantors shall promptly execute, acknowledge and deliver such Note Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent or any Parity Lien Representative may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations and, prior to the Discharge of Senior Obligations, only if delivered pursuant to the applicable Priority Lien Debt Documents, cause its counsel to deliver a favorable legal opinion with respect thereto in form and substance substantially consistent with the opinions delivered pursuant to the applicable Priority Lien Debt Documents; provided, that no such Note Security Document, instrument or other document shall be materially more burdensome upon the Issuer and the Guarantors than the Parity Lien Documents executed and delivered (or required to be executed and delivered promptly after the date of this Indenture by the Issuer and the Guarantors in connection with the issuance of the Notes on or about the Issue Date).

(c) In addition to the Collateral, from and after the Issue Date, if any Issuer or any Guarantor acquires any property that constitutes collateral for the Priority Lien Debt or Junior Lien Debt, if and to the extent that any Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Issuer shall, or shall cause the applicable Guarantor to, promptly (but not in any event no later than the date that is 20 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Agent appropriate Note Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Agent a valid and enforceable perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) on such Collateral or take such other actions in favor of the Collateral Agent as shall be reasonably necessary to grant a valid and enforceable perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) on such Collateral to the Collateral Agent, for the benefit of the Holders of the Notes and holders of any other Parity Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement and the other Note Documents, if any Issuer or any Guarantor creates any additional Lien upon any property that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt or the holders of Junior Lien Debt, after the Issue Date, such Issuer or such Guarantor, as applicable, must, to the extent permitted by applicable law, within 20 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected second-priority Lien (subject in priority to the Priority Liens and subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to Permitted Liens) upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to the Priority Lien Representative or Junior Lien Agent, as applicable, in each case as security for the Notes Obligations. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession of such Collateral, and if such Collateral is in fact in the possession of the Priority Lien Representative or of bailees of the Priority Lien Representative, the perfection actions and related deliverables described in this clause (c) shall not be required.

(d) Notwithstanding anything herein or in the Note Documents to the contrary, neither the Issuer nor the Guarantors will be required to grant a security interest in, and the Collateral shall not include, any collateral securing Priority Lien Obligations that is or may be provided to certain issuers or providers of Hedging Obligations or cash management services pursuant to the Priority Lien Documents rather than generally to the holders of Priority Lien Obligations or to the Priority Lien Collateral Agent for the benefit of the holders of Priority Lien Obligations as a whole.

(e) The Issuer will deliver to the Collateral Agent semi-annually on or before January 1 and July 1 in each calendar year, beginning July 1, 2019, an Officers’ Certificate certifying that, as of the date of such certificate, the Collateral includes proven Oil and Gas Properties that include not less than 95% of the total discounted present value of proved reserves attributable to the Oil and Gas Properties of the Parent Guarantor, on a consolidated basis, as evaluated in the Parent Guarantor’s most recent consolidated reserve report (which such total discounted present value shall, during any such time as any Priority Lien Obligations are outstanding or commitments therefor remain outstanding, be determined using the total discounted present value methodology then in effect under the Priority Lien Debt Documents, and, at any time thereafter, using the total discounted present value methodology in effect under the Term Loan Credit Agreement in place on the Issue Date during a Term Loan Exclusive Period (as such term is defined in the Term Loan Credit Agreement on the Issue Date), after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such reserve report (the “minimum mortgage requirement”). In the event that the Collateral does not represent the minimum mortgage requirement and, in any event, at any time at which a mortgage for Oil and Gas Properties is delivered pursuant to or in connection with the Priority Lien Debt Documents, then the Company shall, or shall cause the applicable Guarantor to, at the time of delivery of such mortgage or within 30 days of delivery of the certificate required under this clause (e) (or as such period may be extended by the Credit Facility Agent but in no event later than 90 days after delivery of the certificate required under this clause (e)), as applicable, execute and deliver to the Collateral Agent: (i) such executed mortgages or amendments or supplements to prior mortgages naming the Collateral Agent, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied and (ii) satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any recording taxes or fees in connection therewith).

(f) The Issuer will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Note Security Documents.

SECTION 11.4 Intercreditor Agreement and Third Lien Intercreditor Agreement. This Article XI and the provisions of each other Note Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. Each Issuer and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder, by its acceptance of the Notes (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent on behalf of each Holder to enter into the Intercreditor Agreement as Parity Lien Collateral Agent (as defined in the Intercreditor Agreement) on behalf of such Holders of Notes as Parity Lien Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder authorizes and instructs the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Debt, or permitted Refinancing Indebtedness constituting Secured Debt, and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt (if any) or Junior Lien Debt (if any), as applicable. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit to the Company and certain of its Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

In connection with the incurrence by the Issuer or any Guarantor thereof of any Junior Lien Debt or Permitted Third Lien Indebtedness permitted to be incurred pursuant to the terms hereof and of any other then outstanding Priority Lien Documents, Parity Lien Documents and Junior Lien Documents, Holders, by their acceptance of the Notes, authorize and direct the Collateral Agent on behalf of each Holder to enter into the Third Lien Intercreditor Agreement substantially in the form attached hereto as Exhibit C of this Indenture. In addition, each Holder (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Third Lien Intercreditor Agreement, (b) authorizes and instructs the Collateral Agent to, without the consent of any Holder or the Trustee, enter into any supplements, joinders or confirmations to the Third Lien Intercreditor Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Security Document to add additional Indebtedness as Third Lien Indebtedness, or permitted Refinancing Indebtedness constituting Secured Debt, and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks third in priority with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt (if any) or Junior Lien Debt (if any), as applicable, and (c) to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Issuer to be necessary or reasonably desirable for any Lien on the assets of the Issuer or any Subsidiary permitted to secure such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Issuer, the relevant Guarantor or Subsidiary, to the extent such priority is permitted by the Note Documents) pursuant to the Security Documents being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise, and, in each case, as set forth in an Officers’ Certificate delivered to the Collateral Agent.

SECTION 11.5 Release of Liens in Respect of Notes. The Collateral Agent’s other Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations, and the right of the Holders of the Notes to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(1) upon satisfaction and discharge of this Indenture in accordance with Article VIII hereof;

(2) upon a legal defeasance or covenant defeasance of the Notes in accordance with Article VIII hereof;

(3) upon payment in full in cash and discharge of all Notes outstanding under this Indenture and all other Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full and discharged;

(4) as to any Collateral of an Issuer or a Guarantor that is sold, transferred or otherwise disposed of by the Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Issuer or a Guarantor in a transaction or other circumstance that complies with Section 3.5 hereof and is permitted by the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Agent’s Liens upon the Collateral will not be released if the sale, transfer or disposition is subject to Section 4.1 hereof;

(5) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article IX hereof;

(6) with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee in accordance with Section 10.2;

(7) if and to the extent required by Section 5.01 of the Intercreditor Agreement; or

(8) the release of Excess Proceeds that remain unexpended after the conclusion of an Asset Disposition Offer conducted in accordance with Section 3.5.

With respect to any release of Collateral, upon receipt of (a) an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture and the Note Security Documents and the Intercreditor Agreement, if any, to such release have been met and (b) any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver, authorize or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Note Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Note Security Document or in the Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

SECTION 11.6 Insurance.

(a) The Issuer and the Guarantors shall:

(1) maintain insurance with respect to their properties and business at all times by financially sound and reputable insurers, to such extent and against such risks as is customarily insured against by Persons in the same or similar businesses operating in the same or similar locations, and of such types and in such amounts as are customarily carried under similar circumstances; and

(2) maintain such other insurance as may be required by law.

(b) Upon the request of the Collateral Agent, the Issuer and the Guarantors will furnish to the Collateral Agent information as to their property and liability insurance carriers.

SECTION 11.7 Suits to Protect the Collateral. Subject to the provisions of Article VI and the Note Documents, the Trustee may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Note Security Documents; and

(b) Subject to the provisions of the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.7 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 11.8 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XI to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.9 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XI; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 11.10 Collateral Agent.

(a) The Issuer, the Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and the Issuer, the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), and consents and agrees to the terms of the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and each Note Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent hereby accepts such designation and appointment and agrees to act as such on the express conditions contained in this Section 11.10. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture or the other Note Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon, any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care, but such receiver, agent, employee, attorney-in-fact or Related Person shall be liable to the Issuer for any losses caused by their gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction)) or under or in connection with any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) or the transactions contemplated thereby (except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction)), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), or for any failure of any Grantor or any other party to this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) to perform its obligations hereunder or thereunder. None of the Trustee, the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act solely pursuant to the instructions of the Holders and the Trustee with respect to the Notes Security Documents and the Collateral. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in the Note Security Documents, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice of such Default or Event of Default from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Section 6.1 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.10), subject to the terms of the Note Security Documents.

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation, which date shall not be earlier than 20 Business Days following the date on which such notice is delivered to the Issuer), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing payment or bankruptcy Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of Section 7.7 and this Section 11.10 shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) Except as otherwise explicitly provided herein or in the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(h) The Collateral Agent is authorized and directed to (i) enter into the Note Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), (iii) make the representations of the Holders set forth in the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable), (iv) bind the Holders on the terms as set forth in the Note Security Documents and the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable) and (v) perform and observe its obligations under the Note Documents the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable).

(i) Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Note Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes accompanied by indemnity satisfactory to the Collateral Agent in its sole discretion or as otherwise provided in the Note Security Documents.

(j) No provision of this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or any Note Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or the Note Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient. The Collateral Agent shall be entitled to the same protections as the Trustee specified in Article VII.

(k) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith in reliance upon the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(l) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(m) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Note Security Documents, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if

applicable) or any Note Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and any Note Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and any Note Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders (with indemnities) with respect to the administration of this Indenture, the Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement (if applicable).

(n) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable), the Note Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the

Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Issuer, the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Note Security Documents, a majority in interest of Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(o) Subject to the provisions of the applicable Note Security Documents, the Intercreditor Agreement and the Third Lien Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) and the Note Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as otherwise provided in the Note Security Documents, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement, the Third Lien Intercreditor Agreement (if applicable) or the Note Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(p) After the occurrence and continuance of an Event of Default, the Trustee, acting in accordance with the terms of the Indenture at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable).

(q) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(r) In each case that the Collateral Agent may or is required hereunder or under any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(s) Notwithstanding anything to the contrary in this Indenture or in any Note Security Document, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable), in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Note Security Documents, the Intercreditor Agreement or the Third Lien Intercreditor Agreement (if applicable) (including without limitation the filing or continuation of any Uniform Commercial Code or PPSA financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Note Security Documents or the security interests or Liens intended to be created thereby.

(t) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.5. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(u) Notwithstanding anything to the contrary contained herein but subject to the Note Security Documents, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Note Security Documents and the Collateral.

(v) The Collateral Agent, in executing and performing its duties under the Note Security Documents, shall be entitled to all of the rights, protections, immunities and indemnities granted to it hereunder.

(w) The Issuer and each Guarantor, jointly and severally, will pay to the Collateral Agent such compensation, reimburse the Collateral Agent for expenses, and indemnify the Collateral Agent, all as set forth in Section 7.7 hereof (as though references to the Trustee therein were references to the Collateral Agent).

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 [Reserved].

SECTION 12.2 Notices. Any notice or communication shall be in writing in the English language and delivered in person, sent by facsimile, other electronic means, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

Ultra Resources, Inc.

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

Attention: Chief Financial Officer

Telecopy: 281-876-2831

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

Attention: Matthew R. Pacey

Telecopy: (713) 836-3601

if to the Trustee or the Collateral Agent, at its corporate trust office in the United States, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association

15950 N. Dallas Parkway, Suite 550

Dallas, Texas 75248

Attention: Ultra Resources, Inc. Notes Administrator

Telecopy: (888) 316-6238

The Issuer, any Guarantor, the Trustee or the Collateral Agent by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by U.S. Postal Service registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon actual receipt by a Trust Officer. Notices given by publication will be deemed given on the first date on which publication is made.

Any notice or communication sent to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears in the Securities Register and shall be sufficiently given if so mailed within the time prescribed; provided, however, that in any case where DTC or its nominee is the Noteholder, any notice or communication sent to it shall be given in accordance with the applicable procedures of DTC, notwithstanding any contrary indication in this Indenture.

Failure to send a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon actual receipt by a Trust Officer.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 12.3 Communication by Holders with other Holders. Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture (except for an Opinion of Counsel in connection with the original issuance of Notes on the date hereof), the Issuer shall furnish to the Trustee or the Collateral Agent:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.6 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Noteholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.8 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or a place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.9 GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.10 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.13 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.14 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15 WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.16 Consent to Jurisdiction. Each party agrees that any suit or proceeding arising in respect of this Indenture will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and each party agrees to submit to the jurisdiction of, and to venue in, such courts. Each party agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding each party, as applicable, and may be enforced in any court to the jurisdiction of which each party, as applicable, is subject by a suit upon such judgment. The Issuer and the Guarantors irrevocably appoint CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent in the City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to such party by the person serving the same to the address provided in this Section 12.16, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. The Issuers and the Guarantors represent and warrant that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Issuers and the Guarantors further agree to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for a period of eight years from the date of this Indenture.

SECTION 12.17 Waiver of Immunity. To the extent that any party has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) Canada, or any political subdivision thereof, (ii) the United States or the State of New York, (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to such party’s property and assets or this Indenture, each party hereby irrevocably waives such immunity in respect of each of their obligations under this Indenture to the fullest extent permitted by applicable law.

SECTION 12.18 Judgment Currency. Each of the Issuer and the Guarantors, jointly and severally, agree to indemnify each Holder, its directors, officers, affiliates and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and the Guarantors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

SECTION 12.19 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

Issuer:

ULTRA RESOURCES, INC.

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

Parent Guarantor:

ULTRA PETROLEUM CORP.

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	Interim Chief Executive Officer

Subsidiary Guarantors:

UP ENERGY CORPORATION

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

KEYSTONE GAS GATHERING, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

ULTRA WYOMING, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

[Signature Page to Indenture]

UPL PINEDALE, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

UPL THREE RIVERS HOLDINGS, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

ULTRA WYOMING LGS, LLC

By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	President and Chief Executive Officer

[Signature Page to Indenture]

Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

GLOBAL NOTE

[Restricted Securities Legend, if applicable]

[Global Notes Legend, if applicable]

[Original Issue Discount Legend, if applicable]

No. [ ]	Principal Amount $[ ][, as revised by the Schedule of Increases and Decreases in Global Note attached hereto] CUSIP NO1: ISIN[2]:

9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024

Ultra Resources, Inc., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of [    ] Dollars[, as revised by the Schedule of Increases and Decreases in Global Note attached hereto,] on July 12, 2024.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

ULTRA RESOURCES, INC.

By:

Name:
Title:

[1]	to be inserted as appropriate: unrestricted Note – 90400G AE1
[2]	to be inserted as appropriate: unrestricted Note – US90400G AE17

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
	Authorized Officer	Dated:

[FORM OF REVERSE SIDE OF NOTE]

ULTRA RESOURCES, INC.

9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024

1.	Interest

Ultra Resources, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note (including any PIK Notes and increases in principal amount as a result of the payment of PIK Interest) at the rate per annum shown above.

The Issuer will pay interest semiannually on January 15 and July 15 of each year commencing July 15, 2019. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from December 21, 2018. The Issuer shall pay interest on overdue principal, and on overdue premium (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay Additional Amounts or Reimbursement Payments with respect to payments on the Notes in the circumstances set forth in Section 2.18 of the Indenture.

Interest on the Notes will accrue at (1) the annual rate of 9.00% and be payable in cash (“Cash Interest”), and (2) an annual rate of 2.00% (the “PIK Interest”) payable by increasing the principal amount of the outstanding Notes represented by one or more book entry Notes or Global Notes or, with respect to Notes represented by individual certificates, if any, by issuing additional “PIK Notes” in certificated form, in each case by rounding up to the nearest $1.00.

Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. Following an increase in the principal amount of the outstanding Securities as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment. References herein and in the Indenture to the “principal amount” of the Notes include any increases in the principal amount of the outstanding Notes as a result of a PIK Payment.

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 and July 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Issuer will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar

Initially, Wilmington Trust, National Association, as trustee (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Noteholder. The Parent Guarantor or any of its wholly-owned Restricted Subsidiaries organized in the United States may act as Paying Agent or Registrar.

At all times, PIK Interest on Notes will be payable, without the consent of the Holders: (i) with respect to book entry Notes or Notes represented by one or more Global Notes registered in the name of, or held by, DTC (or any successor depositary) or its nominee on the relevant record date, by increasing the principal amount of the outstanding book entry Notes or Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) (“PIK Payment”) and the Trustee shall, at the request and direction of the Issuer set forth in an Issuer Order, authenticate or increase the principal amount of the book entry Note or Global Notes by the amount of the PIK Payment and (ii) with respect to Notes represented by individual certificates, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00), and the Trustee shall, at the request and direction of the Issuer set forth in an Issuer Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of December 21, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the Notes include those stated in the Indenture. The Issuer is not required to offer to exchange the Notes for notes registered under the Securities Act or otherwise register or qualify by prospectus the Notes for resale under the Securities Act. The Indenture will not be qualified under the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (as in effect on the date of the Indenture, the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Noteholders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of this Note and the Indenture, the terms of the Indenture shall govern and control.

The Notes are senior obligations of the Issuer. This Note is one of the Issuer’s 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 referred to in the Indenture. The Notes include (i) $545,000,000 aggregate principal amount of the Issuer’s 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 issued under the Indenture on December 21, 2018 (herein called “Initial Notes”), and (ii) if and when issued from time to time subsequent to December 21, 2018 in exchange for the Issuer’s 6.875% Senior Notes due 2022 in accordance with Section 3.3(b)(13), additional 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 (the “Additional Notes”). The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, the entering into of affiliate transactions, the entering into of agreements that restrict distribution from certain restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

The Initial Notes issued on the Issue Date, any Additional Notes, any PIK Notes and any increase in the aggregate principal amount of Notes to pay PIK Interest will be treated as a single class for all purposes under the Indenture.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior basis pursuant to the terms of the Indenture.

5.	Redemption

Except as set forth below or in Section 3.9(i) or Section 5.9 of the Indenture, the Notes will not be redeemable at the option of the Issuer prior to December 21, 2021. On and after such date, the Notes will be redeemable, at the Issuer’s option, in whole or in part, at any time upon notice as provided in the Indenture, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid Cash Interest together with an amount of cash equal to all accrued and unpaid PIK Interest on the Notes to be redeemed to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 21 of the years set forth below:

Period	Redemption Price
2021	105.500%
2022	102.750%
2023 and thereafter	100.000%

In addition, at any time and from time to time on or prior to December 21, 2021, upon notice as provided in the Indenture, the Issuer may redeem in the aggregate up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes and any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes), but in an amount not greater than the Net Cash Proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 111.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that:

(1) at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes and any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes) must remain outstanding after each such redemption; and

(2) each such redemption occurs within 180 days of the date of closing of such Equity Offering.

The amount of Net Cash Proceeds from an Equity Offering being used to effect any redemption of the Notes pursuant to the immediately preceding paragraph shall not exceed the aggregate Net Cash Proceeds from such Equity Offering.

In addition, at any time prior to December 21, 2021, upon notice as provided in the Indenture, the Issuer may redeem the Notes (which includes any Additional Notes and any increase in the aggregate principal amount of the Notes in connection with PIK Payments and PIK Notes, if any), in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus Cash Interest together with an amount of cash equal to all accrued and unpaid interest and PIK Interest on the Notes to be redeemed, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess, if any, of (A) the present value at such time of (1) the redemption price of such Note on December 21, 2021 (such redemption price being described in the first paragraph of this paragraph 5) plus (2) all required interest payments (excluding accrued and unpaid interest to such Redemption Date) due on such Note through December 21, 2021, computed using a discount rate equal to the Treasury Rate with respect to such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day calendar months), over (B) the principal amount of such Note. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Treasury Rate” means, with respect to any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 21, 2021; provided, however, that if the period from the Redemption Date to December 21, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 21, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Issuer will (a) calculate the Treasury Rate as of a date no later than the second Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

The Notes are also subject to tax redemption at the Issuer’s option as set forth in Section 5.9 of the Indenture.

6.	Repurchase Provisions

The Notes may be the subject of a Change of Control Offer and/or an Asset Disposition Offer, as further described in the Indenture. The Issuer shall not be required to make any mandatory redemptions or sinking fund payments with respect to the Notes.

7.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment). A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Issuer or the Registrar need not register the transfer of or exchange any Note (A) for a period (1) of 15 days before a selection of Notes to be redeemed or (2) beginning 15 days before an interest payment date and ending on such interest payment date or (B) selected for redemption, except the unredeemed portion of any Note being redeemed in part.

8.	Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

9.	Amendment, Supplement, Waiver

The Indenture, the Notes and the related Guarantees may be amended or supplemented as provided in the Indenture.

10.	Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default relating to the Notes, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions in the Indenture.

11.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

12.	Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

13.	CUSIP, Common Code and ISIN Numbers

The Issuer has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

14.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture. Requests may be made to:

Ultra Resources, Inc.

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint                agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year (or 40 days in the case of any Regulation S Notes) after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase/ decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

☐            ☐

3.5            3.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or Section 3.9 of the Indenture, state the amount in principal amount (any remaining portion of such Note must be in minimum denominations of $2,000 or an integral multiple of $1.00 in excess thereof (or minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof after a PIK Payment)): $                and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): $                .

Date: Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT B

FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS

This [_______] Supplemental Indenture, dated as of [                ], 20__ (this “Supplemental Indenture” or “Guarantee”), is among [name of future Subsidiary Guarantor] (the “Guaranteeing Subsidiary”), Ultra Resources, Inc. (together with its successors and assigns, the “Issuer”), Ultra Petroleum Corp. (the “Parent Guarantor” and together with the existing Subsidiary Guarantors under the Indenture referred to below, the “Guarantors”), and Wilmington Trust, National Association, as trustee (in such capacity together with its successors in such capacity, the “Trustee”) and collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 21, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $545,000,000 of 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 of the Issuer (the “Notes”);

WHEREAS, Section 3.11 of the Indenture provides that after the Issue Date the Issuer is required to cause (a) each Wholly-Owned Subsidiary of the Issuer (other than a Foreign Subsidiary) formed or acquired after the Issue Date and (b) any other Domestic Subsidiary that is not already a Subsidiary Guarantor that guarantees any Indebtedness of the Issuer or a Subsidiary Guarantor, in each case to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, the Parent Guarantor, the Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Noteholder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Be Bound; Guarantee

SECTION 2.1. Agreement to Be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1. Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture to any Guarantor, at its address set forth therein.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

SECTION 3.7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

SECTION 3.8. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING SUBSIDIARY], as a Subsidiary Guarantor

By:
Name:
Title:
[Address]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

ULTRA RESOURCES, INC.

By:
Name:
Title:

ULTRA PETROLEUM CORP.

By:
Name:
Title:

EXHIBIT C

Form of Third Lien Intercreditor Agreement

[attached]

C-1

[FORM OF]

THIRD LIEN INTERCREDITOR AGREEMENT

Dated as of [___],

among

BANK OF MONTREAL,

as Revolving Administrative Agent and as Collateral Agent for the

First Lien Secured Parties,

BARCLAYS BANK PLC,

as Term Loan Administrative Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Lien Collateral Agent for the

Second Lien Parties

and

[___],

as Third Lien [Agent][Trustee] and Collateral [Agent][Trustee] for the Third Lien Parties

and acknowledged and agreed to by

ULTRA RESOURCES, INC.,

as the Borrower

and the other Grantors referred to herein

THIRD LIEN INTERCREDITOR AGREEMENT dated as of [___] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among BANK OF MONTREAL, as Collateral Agent for the First Lien Secured Parties referred to below (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”) and as Administrative Agent under the First Lien Revolving Credit Agreement (in such capacity and together with its successors in such capacity, the “Revolving Administrative Agent”), BARCLAYS BANK PLC, as Administrative Agent under the First Lien Term Loan Credit Agreement (in such capacity and together with its successors in such capacity, the “Term Loan Administrative Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent for the Second Lien Parties (in such capacity and together with its successors in such capacity, the “Second Lien Collateral Agent”), [___], as Collateral [Agent][Trustee] for the Third Lien Parties (in such capacity and together with its successors in such capacity, the “Third Lien Collateral [Agent][Trustee]”) and as [Agent][Trustee] under the Third Lien Debt Agreement (in such capacity and together with its successors in such capacity, the “Third Lien [Agent][ Trustee]”) and acknowledged and agreed to by ULTRA RESOURCES, INC., a Delaware corporation (the “Borrower”) and the other Grantors (as defined below) from time to time party hereto.

WITNESSETH:

WHEREAS, the Borrower, UP Energy Corporation, a Delaware corporation (the “Parent Guarantor”), the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Revolving Administrative Agent and the other parties thereto have entered into that certain Revolving Credit Agreement, dated as of April 12, 2017 (as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance therewith and the First Lien/Second Lien Intercreditor Agreement (as defined below), the “Revolving Credit Agreement”);

WHEREAS, the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Term Loan Administrative Agent and the other parties thereto have entered into that certain Term Loan Credit Agreement, dated as of April 12, 2017 (as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance therewith and the First Lien/Second Lien Intercreditor Agreement, the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “First Lien Facilities”);

WHEREAS, the Borrower is the issuer of 9.00% Cash/2.00% PIK Senior Secured Second Lien Notes due 2024 (the “Second Lien Notes”) under that certain Indenture, dated as of December 21, 2018, among the Borrower, as Issuer, the Parent Guarantor, the other guarantors from time to time party thereto, and the Second Lien Collateral Agent, as trustee (as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented and/or otherwise modified from time to time in accordance therewith and the First Lien/Second Lien Intercreditor Agreement, the “Second Lien Notes Indenture”);

WHEREAS, [Insert recitals with respect to Third Lien Obligations];

WHEREAS, the First Lien Collateral Agent and Term Loan Administrative Agent, on behalf of itself and the other First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the other the Second Lien Parties, have agreed as to their respective rights and remedies with respect to the Shared Collateral and certain other matters in a separate First Lien/Second Lien Intercreditor Agreement, dated as of December 21, 2018 (as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with its terms, the “First Lien/Second Lien Intercreditor Agreement”);

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent and Term Loan Administrative Agent (in each case for itself and on behalf of the First Lien Secured Parties), the Second Lien Collateral Agent (for itself and on behalf of the Second Lien Parties) and the Third Lien Collateral [Agent][Trustee] (for itself and on behalf of the Third Lien Parties) agree as follows:

ARTICLE I

Definitions

Section 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Revolving Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Documents” means the First Lien Collateral Documents, the Second Lien Collateral Documents and the Third Lien Collateral Documents.

“Debt Documents” means the First Lien Debt Documents, the Second Lien Debt Documents and the Third Lien Debt Documents.

“Designated Priority Agent” means (i) until the Discharge of First Lien Obligations, the First Lien Collateral Agent, (ii) from and after the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, the Second Lien Collateral Agent and (iii) from and after the Discharge of Second Lien Obligations and until the Excess Senior Obligations have been paid in full in cash, the First Lien Collateral Agent.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of First Lien Obligations” has the meaning assigned to the term “Discharge of Senior Obligations” in the First Lien/Second Lien Intercreditor Agreement.

“Discharge of Priority Obligations” means the date on which each of the following has occurred:

(a) the Discharge of First Lien Obligations;

(b) the Discharge of Second Lien Obligations; and

(c) the payment in full in cash of all Excess Senior Obligations.

“Discharge of Second Lien Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfection), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Shared Collateral, or otherwise exercise or enforce remedial rights with respect to Shared Collateral (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Shared Collateral, conduct the liquidation or disposition of Shared Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Shared Collateral;

(c) receive a transfer of Shared Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Shared Collateral at law, in equity, or pursuant to the First Lien Debt Documents, Second Lien Debt Documents or Third Lien Debt Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Shared Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Shared Collateral); or

(e) effectuate or cause the sale or other disposition of Shared Collateral by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Debt Documents, the Second Lien Debt Documents or Third Lien Debt Documents with the consent of the First Lien Collateral Agent (or the First Lien Secured Parties), the Second Lien Collateral Agent (or the Second Lien Parties) or the Third Lien Collateral [Agent][Trustee] (or the Third Lien Parties).

“Excess Senior Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Lien Collateral” means any “Collateral” (or similar term) as defined in any First Lien Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a First Lien Collateral Document as security for any First Lien Obligations.

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Collateral Agency Agreement.

“First Lien Collateral Documents” means the “Security Instruments” as defined in the Revolving Credit Agreement and/or the Term Loan Credit Agreement and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any First Lien Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement.

“First Lien Debt Documents” means the Revolving Loan Documents and the Term Loan Documents, in each case, as may be amended, restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement.

“First Lien” means the Liens on the First Lien Collateral in favor of the First Lien Secured Parties under the First Lien Collateral Documents.

“First Lien Facilities” has the meaning assigned to such term in the recitals to this Agreement.

“First Lien Obligations” means the Revolving Credit Agreement Obligations and the Term Loan Credit Agreement Obligations.

“First Lien Secured Parties” means the Revolving Credit Agreement Secured Parties and the Term Loan Credit Agreement Secured Parties.

“Grantors” means the Borrower, the Parent Guarantor, the other Guarantors, and each of their respective Subsidiaries and each direct or indirect parent company of the Borrower, in each case that has granted a security interest pursuant to any Collateral Documents to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” means the Parent Guarantor and each other Subsidiary of the Borrower that guarantees the Secured Obligations.

“Indebtedness” means and includes “Debt” under the Revolving Credit Agreement or Term Credit Agreement, “Indebtedness” under the Second Lien Notes Indenture, or “Indebtedness” (or similar term) under the Third Lien Debt Agreement, as applicable

“Insolvency or Liquidation Proceeding” means:

(1) a voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Borrower or any other Grantor;

(2) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to the Borrower or any other Grantor or a material portion of the property of the Borrower or any other Grantor;

(3) a liquidation, dissolution, reorganization, or winding up of the Borrower or any other Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Majority Third Lien Parties” means the Third Lien Parties holding of a majority in principal amount of the Third Lien Obligations issued under the Third Lien Debt Agreement then outstanding.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Parent Guarantor” has the meaning assigned to such term in the recitals to this Agreement.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Priority Agents” means the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Priority Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Priority Debt Documents” means the First Lien Debt Documents, the Second Lien Debt Documents and the First Lien/Second Lien Intercreditor Agreement.

“Priority Facilities” means the First Lien Facilities and the Second Lien Notes.

“Priority Lien” means (a) the Liens on the First Lien Collateral in favor of the First Lien Secured Parties under the First Lien Collateral Documents and (b) the Liens on the Second Lien Collateral in favor of the Second Lien Parties under the Second Lien Collateral Documents.

“Priority Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Priority Secured Parties” means the First Lien Secured Parties and the Second Lien Parties.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Priority Agent or any other Priority Secured Party from a Third Lien Party in respect of Shared Collateral pursuant to this Agreement and all other Proceeds (as defined in the New York UCC) of Shared Collateral.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee].

“Revolving Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Revolving Credit Agreement Obligations” means the “Obligations” as defined in the Revolving Credit Agreement and any equivalent term in any Refinancing thereof.

“Revolving Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Revolving Credit Agreement.

“Revolving Loan Documents” means the Revolving Credit Agreement and the other “Loan Documents” as defined in the Revolving Credit Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien” means the Liens on the Second Lien Collateral in favor of Second Lien Parties under Second Lien Collateral Documents.

“Second Lien Collateral” means any “Collateral” (or similar term) as defined in any Second Lien Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Lien Collateral Document as security for any Second Lien Obligation.

“Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Trustee under the [Second Lien Security Agreement].

“Second Lien Collateral Documents” means the “Note Security Documents” as defined in the Second Lien Notes Indenture and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Lien Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Debt Documents” means the Second Lien Notes Indenture and the other “Note Documents” as defined in the Second Lien Notes Indenture, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Notes” has the meaning assigned to such term in the recitals to this Agreement.

“Second Lien Notes Indenture” has the meaning assigned to such term in the recitals to this Agreement.

“Second Lien Obligations” means the “Secured Obligations” (or similar term) as defined in the Second Lien Security Agreement and any equivalent term in any Refinancing thereof.

“Second Lien Parties” means the “Secured Parties” as defined in the Second Lien Security Agreement.

“Second Lien Security Agreement” means the Second Lien Guaranty and Collateral Agreement, dated as of December 21, 2018, by and among the Grantors party thereto and the Second Lien Collateral Agent,, as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Secured Obligations” means the Priority Obligations and the Third Lien Obligations.

“Secured Parties” means the First Lien Secured Parties, the Second Lien Parties and the Third Lien Parties.

“Shared Collateral” means the First Lien Collateral, Second Lien Collateral and Third Lien Collateral.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” will be deemed to refer to a Subsidiary of the Parent Guarantor (other than the Borrower).

“Term Loan Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Term Loan Credit Agreement Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement and any equivalent term in any Refinancing thereof.

“Term Loan Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien” means the Liens on the Third Lien Collateral in favor of Third Lien Parties under Third Lien Collateral Documents.

“Third Lien [Agent][Trustee]” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Trustee under the Second Lien Notes Indenture.

“Third Lien Collateral” means any “Collateral” (or similar term) as defined in any Third Lien Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Third Lien Collateral Document as security for any Third Lien Obligation.

“Third Lien Collateral [Agent][Trustee]” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral [Agent][Trustee] under the Third Lien Security Agreement.

“Third Lien Collateral Documents” means the [“Security Instruments”] as defined in the Third Lien Notes Indenture and any other collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Third Lien Obligation, in each case, as may be amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien Debt Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [___], among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, and [___], as [trustee][administrative agent], as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien Debt Documents” means the Third Lien Debt Agreement and the other “[Debt Documents]” as defined in the Third Lien Debt Agreement, in each case, as may be amended, restated, amended and restated, supplemented, replaced, extended, renewed, Refinanced and/or otherwise modified from time to time in accordance with the terms of this Agreement.

“Third Lien Obligations” means the “[Obligations]” as defined in the Third Lien Debt Agreement and any equivalent term in any Refinancing thereof.

“Third Lien Parties” means the “[Secured Parties]” as defined in the Third Lien Debt Agreement.

“Third Lien Priority Enforcement Date” means, with respect to the Third Lien Collateral [Agent] [Trustee], the date which is 365 days after the occurrence of both (i) an Event of Default (under and as defined in the Third Lien Debt Agreement) and (ii) the Designated Priority Agent’s receipt of written notice from the Third Lien Collateral [Agent] [Trustee] that (x) an Event of Default (under and as defined in the Third Lien Debt Agreement) has occurred and is continuing, (y) the Third Lien Obligations are currently due and payable in full (whether as a result of acceleration thereof, at final maturity thereof or otherwise) in accordance with the terms of the Third Lien Debt Documents and (z) the Third Lien Collateral [Agent] [Trustee] intends to exercise any rights or remedies; provided that the Third Lien Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time any Priority Agent has commenced and is actively pursuing any Enforcement Action with respect to all or any material portion of such Shared Collateral or (2) at any time with respect to Enforcement Actions against any Grantor that has granted a security interest in such Shared Collateral, if such Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Third Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrower, the Third Lien Collateral [Agent][Trustee] and the other parties thereto, as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Debt Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

Section 2.01 Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Parties on the Shared Collateral or of any Liens granted to any Priority Agent or any other Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any applicable jurisdiction, any applicable law, any Third Lien Debt Document or any Priority Debt Document or any other circumstance whatsoever, the Third Lien Collateral Trustee, on behalf of itself and each other Third Lien Party, hereby agrees that (a) any Lien on the Shared Collateral securing any Priority Obligations now or hereafter held by or on behalf of any Priority Agent or any other Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Third Lien Obligations and (b) any Lien on the Shared Collateral securing any Third Lien Obligations now or hereafter held by or on behalf of the Third Lien Collateral [Agent][Trustee], any Third Lien Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Priority Obligations. All Liens on the Shared Collateral securing any Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Third Lien Obligations for all purposes, whether or not such Liens securing any Priority Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

Section 2.02 Nature of Senior Lender Claims. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, acknowledges that (a) a portion of the Revolving Credit Agreement Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Priority Debt Documents and the Priority Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Priority Obligations, or a portion thereof, may be Refinanced in whole or in part from time to time and (c) the aggregate amount of the Priority Obligations may be increased, in each case, without notice to or consent by the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Priority Obligations or the Third Lien Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Third Lien Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Third Lien Debt Document with respect to the incurrence of additional Priority Obligations.

Section 2.03 Prohibition on Contesting Liens. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Priority Obligations held (or purported to be held) by or on behalf of any Priority Agent or any of the other Priority Secured Parties or other agent or trustee therefor in any First Lien Collateral or Second Lien Collateral, as applicable, and that each Priority Agent, for itself and on behalf of each other Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Third Lien Obligations held (or purported to be held) by or on behalf of the Third Lien Collateral Trustee or any of the other Third Lien Parties in the Third Lien Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent, Second Lien Collateral Agent or Third Lien Collateral [Agent][Trustee] to enforce this Agreement (including the priority of the Liens securing the Priority Obligations as provided in Section 2.01) or any of the First Lien Debt Documents, Second Lien Debt Documents or Third Lien Debt Documents.

Section 2.04 No Other Liens. The parties hereto (including the Borrower, on behalf of the Grantors) agree that it is their intention that the First Lien Collateral, Second Lien Collateral and Third Lien Collateral be identical, except to the extent set forth in Section 2.06. The parties hereto further agree that, so long as the Discharge of Priority Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Third Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Priority Obligations (however, the refusal or failure of any Priority Agent to accept such Lien will not prevent the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties from taking the Lien), and (b) if the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party shall hold any Lien on any assets or property of any Grantor securing any Third Lien Obligations that are not also subject to the Liens securing all Priority Obligations under the Priority Collateral Documents, the Third Lien Collateral [Agent][Trustee] or Third Lien Party (i) shall notify each Priority Agent promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Priority Agent, for the benefit of the Priority Secured Parties, as security for the Priority Obligations, shall assign such Lien to each Priority Agent as security for the Priority Obligations for the benefit of the Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Priority Agent (however, the refusal or failure of any Priority Agent to accept such Lien will not prevent the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties from taking the Lien), shall be deemed to hold and have held such Lien for the benefit of each Priority Agent and the other Priority Secured Parties as security for the Priority Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Priority Agents or any other Priority Secured Party, the Third Lien Collateral Agent agrees, for itself and on behalf of the other Third Lien Debt Parties, that any amounts received by or distributed to any Third Lien Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to the provisions of this Agreement (including Sections 4.01 and 4.02). The parties hereto further agree that, so long as the Discharge of Third Lien Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Priority Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Third Lien Obligations (however, the refusal or failure of the Third Lien Collateral [Agent][Trustee] to accept such Lien will not prevent any Priority Agent or the other Priority Secured Parties from taking the Lien), and (b) if any Priority Agent or any other Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Priority Obligations that are not also subject to the Liens securing all Third Lien Obligations under the Third Lien Collateral Documents, such Priority Agent or Priority Secured Party shall notify the Third Lien Collateral [Agent][Trustee] promptly upon becoming aware thereof (provided that the failure by the Priority Agent or such Priority Secured Party to provide such notice shall not result in the impairment or invalidity of such Liens) and such Grantor shall promptly grant a similar Lien on such assets to the Third Lien Collateral [Agent][Trustee] (except with respect to any Lien with respect to which the Third Lien Collateral [Agent][Trustee] has declined or failed to accept such grant on behalf of the Third Lien Parties) for the benefit of the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties as security for the Third Lien Obligations. The First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral [Agent][Trustee] each agrees that the documents and agreements creating or evidencing the First Lien Collateral, Second Lien Collateral and Third Lien Collateral and guarantees for the Priority Obligations and the Third Lien Obligations shall be in all material respects the same forms of documents other than with respect to the relative seniority of the Obligations thereunder.

Section 2.05 Perfection of Liens. Except for the limited agreements of the Priority Agents pursuant to Section 5.05 hereof, none of the Priority Agents or the other Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties. The provisions of this Agreement are intended to govern the respective Lien priorities as between the Priority Secured Parties on the one hand and the Third Lien Parties on the other hand, and shall not impose on any Priority Agent, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee], the other Third Lien Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Priority Debt Documents or Third Lien Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Revolving Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.08(j) of the Revolving Credit Agreement (or any corresponding successor provisions) shall be applied as specified in the Revolving Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

Section 3.01 Exercise of Remedies.

(a) So long as the Discharge of Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither the Third Lien Collateral [Agent][Trustee] nor any Third Lien Party will (w) file or commence any Insolvency or Liquidation Proceeding against the Borrower or any other Guarantor, (x) exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Third Lien Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action, (y) contest, protest or object to any Enforcement Action with respect to the Shared Collateral or any foreclosure proceeding or action brought with respect to any other First Lien Collateral or Second Lien Collateral by any Priority Agent or any other Priority Secured Party in respect of any Priority Obligations, the exercise of any right by any Priority Agent or any other Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Priority Agent or any other Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under any Priority Debt Documents or otherwise in respect of the Shared Collateral, the First Lien Collateral or Second Lien Collateral or the Priority Obligations, or (z) object to the forbearance by any Priority Secured Party from bringing or pursuing any Enforcement Action (including any foreclosure proceeding or action or any other exercise of any rights or remedies) relating to the Shared Collateral in respect of Priority Obligations and (ii) the Priority Agents and the Priority Secured Parties shall have the exclusive right to take an Enforcement Action or otherwise enforce rights, exercise remedies (including the rights to set off or credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the Third Lien Collateral [Agent][Trustee] may file a claim, proof of claim, or statement of interest with respect to the Third Lien Obligations, (B) the Third Lien Collateral [Agent][Trustee] may take any action (not adverse to the prior Liens on the Shared Collateral securing the Priority Obligations or the rights of any Priority Agent or the other Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties may exercise their rights and remedies as unsecured creditors, solely to the extent provided in Section 5.04, (D) the Third Lien Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Third Lien Parties or the avoidance of any Third Lien to the extent not inconsistent with the terms of this Agreement, (E) the Third Lien Parties may vote with respect to any Plan of Reorganization in a manner that is consistent with and otherwise in accordance with this Agreement (including Section 6.10(b)), and (F) subject to the following proviso, from and after the Third Lien Priority Enforcement Date, the Third Lien Collateral [Agent] [Trustee] may exercise or seek to exercise Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Third Lien Obligations, or institute (or join with any Person instituting) any action or proceeding with respect to such Enforcement Action; provided that, notwithstanding the occurrence of the Third Lien Priority Enforcement Date, at any time prior to the commencement by the Third Lien Collateral [Agent] [Trustee] of the exercise of any such rights or remedies with respect to all or a material portion of the Shared Collateral following the Third Lien Priority Enforcement Date, in the event that any of the Priority Agents is commenced and is actively pursuing any Enforcement Action with respect to all or a material portion of such Shared Collateral, the Third Lien Collateral [Agent] [Trustee] shall not be permitted to exercise or seek to exercise any Enforcement Action (including the rights to set off or credit bid their debt) with respect to any Shared Collateral in respect of any Third Lien Obligations, or institute (or join with any Person in instituting) any action or proceeding with respect to such Enforcement Action (in each case of (A) through (F) above, solely to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement). In exercising rights and remedies with respect to the First Lien Collateral or Second Lien Collateral, as applicable, the Priority Agents and the other Priority Secured Parties may enforce the provisions of the Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all of the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Priority Obligations has not occurred, except as expressly provided in clause (F) of the proviso in Section 3.01(a)(ii) and in Section 6.03, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees that it will not, in any context, including in its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Third Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Priority Obligations has occurred, except as expressly provided in clause (F) of the proviso in Section 3.01(a)(ii) and in Section 6.03, the sole right of the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Third Lien Obligations pursuant to the Third Lien Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Priority Obligations has occurred.

(c) The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that neither the Third Lien Collateral [Agent][Trustee] nor any other Third Lien Party will take any action that would hinder any exercise of remedies (including an Enforcement Action) undertaken by any Priority Agent or any other Priority Secured Party with respect to the Shared Collateral, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) hereby waives any and all rights it or any Third Lien Party may have as a junior lien creditor or otherwise to object to the manner in which any Priority Agent or the other Priority Secured Parties seek to enforce or collect the Priority Obligations or the Liens granted on any of the First Lien Collateral or Second Lien Collateral, as applicable, regardless of whether any action or failure to act by or on behalf of any Priority Agent or any other Priority Secured Party is adverse to the interests of the Third Lien Parties.

(d) The Third Lien Collateral [Agent][Trustee] hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Third Lien Debt Document shall be deemed to restrict in any way the rights and remedies of any Priority Agent or the other Priority Secured Parties with respect to the First Lien Collateral or Second Lien Collateral, as applicable, as set forth in this Agreement and the Priority Debt Documents.

(e) Subject to clause (F) of the proviso in Section 3.01(a)(ii), the Priority Agents shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Priority Obligations, the Third Lien Collateral [Agent][Trustee] shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral, and the Third Lien Collateral [Agent][Trustee] shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Third Lien Parties with respect to the Shared Collateral, or of exercising or directing the exercise of any trust or power conferred on the Third Lien Collateral [Agent][Trustee], or for the taking of any other action authorized by the Third Lien Collateral Documents.

Section 3.02 [Reserved].

Section 3.03 Actions upon Breach. Should the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Priority Agent or other Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower or any other Grantor may obtain relief against the Third Lien Collateral [Agent][Trustee] or such other Third Lien Party by injunction, specific performance or other appropriate equitable relief. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, hereby (i) agrees that the Priority Secured Parties’ damages from the actions of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages, (ii) agrees that the Borrower’s and the other Grantors’ damages from the actions of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower or any other Grantor cannot demonstrate damage or be made whole by the awarding of damages, and (iii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Priority Agent, any other Priority Secured Party, or the Borrower or any other Grantor.

ARTICLE IV

Payments

Section 4.01 Application of Proceeds. After an event of default under any Priority Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Priority Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral or upon the exercise of any other remedies (including an Enforcement Action) shall be applied by the Designated Priority Agent to the Priority Obligations in such order as specified in the relevant Priority Debt Documents until the Discharge of Priority Obligations has occurred. Upon the Discharge of Priority Obligations, the Designated Priority Agent shall deliver promptly to the Third Lien Collateral [Agent][Trustee] any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Third Lien Collateral [Agent][Trustee] to the Third Lien Obligations in such order as specified in the relevant Third Lien Debt Documents until the Third Lien Obligations have been paid in full in cash. Upon the payment in full in cash of the Third Lien Obligations, any Shared Collateral or Proceeds thereof shall be distributed to the relevant Grantor or, to the extent directed by such Grantor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive the then remaining amount to be distributed.

Section 4.02 Payments Over. Subject to Section 6.03 hereof, unless and until the Discharge of Priority Obligations has occurred, (a) regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, whether or not in contravention of this Agreement or otherwise, and (b) any distributions received by the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party with respect to its secured claims pursuant to an Insolvency or Liquidation Proceeding, shall, in the case of clauses (a) and (b), be segregated and held in trust for the benefit of and forthwith paid over to the Designated Priority Agent for the benefit of the Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Priority Agent is hereby authorized to make any such endorsements as agent for the Third Lien Collateral [Agent][Trustee] or any such other Third Lien Party. This authorization is coupled with an interest and is irrevocable. For the avoidance of doubt, this Agreement provides for Lien priorities as between the Priority Secured Parties with respect to the Priority Obligations, on the one hand, and the Third Lien Parties with respect to the Third Lien Obligations, on the other hand, and does not subordinate the Third Lien Obligations to the Priority Obligations in right of payment.

ARTICLE V

Other Agreements

Section 5.01 Releases and Related Matters.

(a) The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that, in the event of (i) a sale, transfer or other disposition of any Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Parent Guarantor) or (ii) a termination and release of a Subsidiary Guarantor from its obligations under its guaranty of Priority Obligations, in each case, (A) by, or with the consent of, the Priority Agents and the Third Lien Collateral [Agent] [Trustee], (B) permitted under the Priority Debt Documents and the Third Lien Debt Documents or (C) pursuant to an Enforcement Action, the Liens granted to the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties upon such Shared Collateral to secure Third Lien Obligations and/or the obligations of such Subsidiary Guarantor under its guaranty of the Third Lien Obligations, as applicable, shall (whether or not any Insolvency or Liquidation Proceeding is pending at such time) terminate and be released, immediately and automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Priority Obligations and/or the termination and release of all obligations of such Subsidiary Guarantor under its guaranty of Priority Obligations, as applicable; provided that the Liens securing the Priority Obligations and the Third Lien Obligations will attach to the Proceeds of the sale, transfer or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Priority Obligations rank to the Liens on the Shared Collateral securing the Third Lien Obligations pursuant to this Agreement. Upon delivery to a Third Lien Collateral [Agent][Trustee] of an executed certificate of a responsible officer stating that any such termination and release of Liens on the Shared Collateral securing the Priority Obligations and/or such termination and release of such Subsidiary Guarantor from its obligations under its guaranty of Priority Obligations, as the case may be, has become effective and is in compliance with this Agreement (or shall become effective concurrently with such termination and release of the Liens granted to the Third Lien Parties and the Third Lien Collateral [Agent][Trustee] and/or such termination and release of such Subsidiary Guaranty under its guaranty of Third Lien Obligations, as applicable, and will be in compliance with this Agreement), and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, the Third Lien Collateral [Agent][Trustee] will promptly execute, deliver or acknowledge, at the Borrower’s or the other applicable Grantor’s sole cost and expense, such instruments necessary or proper to evidence such termination and release of the Liens or of such Subsidiary Guarantor from its obligations under its guaranty of Third Lien Obligations. Nothing in this Section 5.01(a) will be deemed to affect any agreement of the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, to release the Liens on the Third Lien Collateral as set forth in the relevant Third Lien Debt Documents.

(b) Other than for purposes of clause (A) of Section 5.01(a), the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby irrevocably constitutes and appoints the Designated Priority Agent and any officer or agent of the Designated Priority Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Third Lien Collateral [Agent][Trustee] or other Third Lien Party or in the Designated Priority Agent’s own name, from time to time in the Designated Priority Agent’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release. The Designated Priority Agent hereby agrees to take action reasonably requested by the Grantors to carry out the terms of this Section 5.01(b) or to accomplish the purposes of Section 5.01(a).

(c) Unless and until the Discharge of Priority Obligations has occurred, the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby consents to the application, whether prior to or after an event of default under any Priority Debt Document, of Proceeds of Shared Collateral to the repayment of Priority Obligations pursuant to the Priority Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Third Lien Collateral [Agent][Trustee] or the other Third Lien Parties to receive proceeds in connection with the Third Lien Obligations not otherwise in contravention of this Agreement; provided further, that the immediately preceding proviso shall not apply and such proceeds shall be subject to Section 4.02 in the event the Third Lien Collateral [Agent][Trustee] or any Third Lien Party receives proceeds of Shared Collateral in connection with the exercise by the Third Lien Collateral [Agent][Trustee] of its rights under Section 3.01(a)(ii)(F).

(d) Notwithstanding anything to the contrary in any Third Lien Collateral Document, in the event the terms of a Priority Collateral Document and a Third Lien Collateral Document each require any Grantor to (i) make any payments in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, any Priority Agent or any other Priority Secured Party, on the one hand, and the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, on the other hand, such Grantor may, until the Discharge of Priority Obligations has occurred, comply with such requirement under any applicable Third Lien Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the applicable Priority Agent or other Priority Secured Party; provided, notwithstanding anything to the contrary, any action or compliance with respect to the foregoing by any Grantor shall not cause a default or event of default to exist under any Priority Debt Document or any Third Lien Debt Document.

Section 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Priority Obligations has occurred, the Designated Priority Agent and the other Priority Secured Parties under the Priority Facility shall have the sole and exclusive right, subject to the rights of the Grantors under the Priority Debt Documents, to (a) adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Priority Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Priority Obligations, to the Designated Priority Agent for the benefit of Priority Secured Parties pursuant to the terms of the Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Priority Obligations, to the Third Lien Collateral [Agent][Trustee] for the benefit of the Third Lien Parties pursuant to the terms of the applicable Third Lien Debt Documents, and (iii) third, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Priority Agent in accordance with the terms of Section 4.02 to be applied in accordance with the immediately preceding sentence.

Section 5.03 Amendments to Debt Documents.

(a) The Priority Debt Documents may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured and/or otherwise modified in accordance with their terms and the Indebtedness under the Priority Facilities may be Refinanced or replaced, in whole or in part, in each case, without the consent of the Third Lien Parties, so long as not prohibited by the Third Lien Debt Documents in effect on the date hereof, all without affecting the Lien priorities provided for herein and the other provisions of this Agreement; ; provided, however, that, without the consent of the Majority Third Lien Parties, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall (i) contravene the provisions of this Agreement or (ii) solely to the extent that the stated maturity date of the Indebtedness outstanding under the Third Lien Debt Documents is earlier than the stated maturity date of the Priority Obligations, contractually restrict or otherwise directly and adversely affect the payment at or following (and, for the avoidance of doubt, solely at or following, and not prior to) the stated maturity date of the Indebtedness under the Third Lien Debt Agreement.

(b) Without the prior written consent of each Priority Agent, no Third Lien Debt Document may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, or otherwise modified, or entered into, and no Third Lien Obligations may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Third Lien Debt Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled (other than mandatory prepayments) dates for payment of principal (including the final maturity date) on Indebtedness under such Third Lien Debt Document or cause any additional scheduled payments (other than mandatory prepayments) of principal on indebtedness to be paid, in each case, only to the extent such payment is scheduled to be paid prior to the final maturity date of any applicable Priority Obligation, (iii) modify any covenants, defaults or events of default to make them materially more restrictive as to any Grantor or its property, than the corresponding covenants, defaults, or events of default in any Priority Lien Document or (iv) reduce the capacity to incur indebtedness for borrowed money constituting Priority Obligations to an amount less than the amount of such Priority Obligations permitted to be incurred in accordance with the terms of the Third Lien Debt Documents in effect on the date hereof or such later date to the extent such amount has been increased. No Third Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Third Lien Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(c) The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that the Borrower shall cause each Third Lien Collateral Document to include the following language (or language to similar effect reasonably approved by the Priority Agents and reasonably acceptable to the Third Lien Collateral [Agent][Trustee]):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Third Lien Collateral [Agent][Trustee]] pursuant to this Agreement are expressly subject and subordinate to the liens and security interest granted in favor of the Priority Secured Parties (as defined in the Third Lien Intercreditor Agreement referred to below), including liens and security interests granted to (A) Bank of Montreal, as collateral agent (or permitted successor collateral agent), pursuant to or in connection with (1) the Credit Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, the Bank of Montreal, as Administrative Agent and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 6, 2017 and that Second Amendment to Credit Agreement, dated as of April 19, 2018, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (2) the Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Barclays Bank PLC, Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (B) Wilmington Trust, National Association, as collateral agent (or permitted successor collateral trustee) pursuant to or in connection with that certain Indenture, dated as of [•] among the Borrower, the Parent Guarantor, the other guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee and collateral agent and (ii) the exercise of any right or remedy by the [Third Lien Collateral [Agent][Trustee]] hereunder is subject to the limitations and provisions of the Third Lien Intercreditor Agreement dated as of [___] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Third Lien Intercreditor Agreement”), among Bank of Montreal, as First Lien Collateral Agent, [___], as Second Lien Collateral Agent, [___], as Third Lien Collateral [Agent][Trustee], the Borrower, the Parent Guarantor and the Subsidiaries of the Parent Guarantor from time to time party thereto and affiliated and other entities from time to time party thereto. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Third Lien Intercreditor Agreement shall govern.”

(d) In the event that any Priority Agent and/or the Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Priority Collateral Document or changing in any manner the rights of the Priority Agents, the other Priority Secured Parties, the Borrower or any other Grantor thereunder (excluding any amendment, waiver or consent resulting in the release of any Liens in First Lien Collateral and/or Second Lien Collateral or having a substantially similar effect of a release), then such amendment, waiver or consent shall, unless such amendment, waiver or consent would be prejudicial to the rights of the Third Lien Parties to a greater extent than to the rights of the Priority Secured Parties (other than with respect to the Lien priorities with respect to the Third Lien Parties and the Priority Secured Parties set forth herein), apply automatically to any comparable provision of each comparable Third Lien Collateral Document without the consent of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party and without any action by the Third Lien Collateral [Agent][Trustee], the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Third Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a release of the corresponding Priority Liens, (B) amend, modify or otherwise affect the rights or duties of the Third Lien Collateral [Agent][Trustee] in its role as Third Lien Collateral [Agent][Trustee] without its prior written consent or (C) permit any additional Liens on any Shared Collateral that are not permitted under the terms of the Third Lien Debt Documents or ARTICLE VI of this Agreement, and (ii) written notice of such amendment, waiver or consent shall have been given by the Borrower to the Third Lien Collateral [Agent][Trustee] within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(e) The Borrower agrees to deliver to each of the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] copies of (i) any amendments, supplements or other modifications to the Priority Debt Documents or the Third Lien Debt Documents and (ii) any new Priority Debt Documents or Third Lien Debt Documents promptly after effectiveness thereof.

Section 5.04 Rights as Unsecured Creditors. The Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties may exercise their rights and remedies, if any, as unsecured creditors they may have against the Borrower and any other Grantor in accordance with the terms of the Third Lien Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement (it being understood that any express provision of this Agreement that requires any party hereto to act or refrain from acting shall be applicable to such party in its respective capacities as a secured creditor and as an unsecured creditor). Nothing in this Agreement shall prohibit the receipt by the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party of the required payments of principal, premium, interest, fees, indemnities, expenses and other amounts due under the Third Lien Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Third Lien Collateral [Agent][Trustee] or any other Third Lien Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement or is not otherwise subject to turnover pursuant to Section 4.02 or Section 6.03. In the event the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Third Lien Obligations, such judgment lien shall be subordinated to the Liens securing Priority Obligations and any DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to such Liens securing Priority Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Priority Agents or the other Priority Secured Parties may have with respect to the First Lien Collateral or Second Lien Collateral, as applicable.

Section 5.05 Gratuitous Bailee for Perfection.

(a) Each Priority Agent acknowledge and agree that if it shall at any time hold a Lien securing any Priority Obligations on any Shared Collateral (including for avoidance of doubt, deposit accounts subject to control agreements) that can be perfected by the possession, control (including as defined in Section 9-104 of the UCC) or notation of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notated in the name of, such Priority Agent, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, such Priority Agent shall also hold, control or notate such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the Third Lien Collateral [Agent][Trustee], in each case solely for the purpose of perfecting the Liens granted under the Third Lien Collateral Documents or granting rights or access to any Shared Collateral subject to such landlord waiver or bailee’s letter or any similar agreement or arrangement and subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Priority Obligations has occurred, the Priority Agents and the Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Priority Debt Documents as if the Liens under the Third Lien Collateral Documents did not exist. The rights of the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c) The Priority Agents and the other Priority Secured Parties shall have no obligation whatsoever to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Priority Agents under this Section 5.05 shall be limited solely to holding, controlling or being notated on the Shared Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the Third Lien Collateral [Agent][Trustee] for purposes of perfecting the Lien held by the Third Lien Collateral [Agent][Trustee] on behalf of the Third Lien Parties.

(d) No Priority Agent shall have, by reason of the Third Lien Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, and the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby waives and releases the Priority Agents from all claims and liabilities arising pursuant to the Priority Agents’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) Upon the Discharge of Priority Obligations, the Designated Priority Agent shall, at the Grantors’ sole cost and expense, (i)(A) deliver to the Third Lien Collateral [Agent][Trustee], to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Designated Priority Agent or any of its agents or bailees, including the transfer of possession and control, or the notation of, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements or notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights in or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Third Lien Collateral [Agent][Trustee] is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Designated Priority Agent for any loss or damage suffered by the Designated Priority Agent as a result of such transfer, except for any loss or damage suffered by any such Person that is determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Person or (to the extent involved in or aware of such transfer) any of its Controlling Persons or Controlled Affiliates or any of the officers, directors, employees, partners or agents of any of the foregoing. The Designated Priority Agent shall have no obligations to follow instructions from the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party in contravention of this Agreement.

(f) None of the Priority Agents nor any of the other Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to the Priority Agent or any other Priority Secured Party under the Priority Debt Documents or any assurance of payment in respect thereof or to any Third Lien Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising. Without limiting any of the foregoing, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each Third Lien Party, hereby agrees that it will not, and hereby waives any right to, assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

Section 5.06 When Discharge of Priority Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Priority Obligations, the Borrower or any Subsidiary consummates any Refinancing of or incurs any Priority Obligations, then such Discharge of Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such consummation or incurrence as a result of the occurrence of such first Discharge of Priority Obligations) and the applicable agreement governing such Priority Obligations shall automatically be treated as a Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein, and the agent, representative or trustee for the holders of such Priority Obligations shall be a Priority Agent for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Priority Agent) from the Borrower and the new Priority Agent under the agreement governing such Priority Obligations, the Third Lien Collateral [Agent][Trustee] shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Priority Agent shall reasonably request in writing in order to provide the new Priority Agent the rights of a Priority Agent contemplated hereby, (b) deliver to such Priority Agent, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Third Lien Collateral [Agent][Trustee] or any of its agents or bailees, including the transfer of possession and control, or the notation, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights in or access to Shared Collateral, (c) notify any applicable insurance carrier that the new Priority Agent is entitled to be the loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Priority Agent is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

Section 6.01 Financing Issues. Until the Discharge of Priority Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Priority Agent or any other Priority Secured Party shall consent (or not object) to the use of cash or the sale or use of other collateral or consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that it will raise no objection to and will not otherwise contest (a) such use of such cash or other collateral, unless the Priority Agents shall oppose or object to such use of cash collateral (in which case, no Third Lien Collateral [Agent][Trustee] nor any other Third Lien Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Priority Secured Parties); (b) such DIP Financing, so long as the Third Lien Collateral [Agent][Trustee] retains its Liens on the Third Lien Collateral, for the benefit of the Third Lien Parties, with the same priority relative to the Priority Obligations as is set forth in Section 2.01, and, except to the extent permitted by Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Priority Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Third Lien Obligations are so subordinated to Liens securing Priority Obligations under this Agreement, (y) any adequate protection Liens provided to the Priority Secured Parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Collateral Agent; (c) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Priority Obligations or the Shared Collateral made by any Priority Agent or any other Priority Secured Party; (d) any exercise by any Priority Secured Party of the right to credit bid Priority Obligations at any sale in foreclosure of Shared Collateral, First Lien Collateral and/or Second Lien Collateral or under Section 363(k) of the Bankruptcy Code or other applicable law; (e) any other request for judicial relief made in any court by any Priority Secured Party relating to the lawful enforcement of any Lien on First Lien Collateral or Second Lien Collateral; or (f) any order (including orders to retain professionals or set bid procedures) relating to a sale or other disposition of any Shared Collateral of any Grantor to which any Priority Agent has consented or not objected; provided that (1) the Liens securing the Priority Obligations and the Third Lien Obligations will attach to the Proceeds of the sale or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Priority Obligations rank to the Liens on the Shared Collateral securing the Third Lien Obligations pursuant to this Agreement and (2) in the event that the proceeds of any such sale or other disposition shall not be applied (to the extent applicable) in accordance with Section 4.01 or to permanently reduce the obligations owing pursuant to any DIP Financing, the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, may object to or contest such use of proceeds to the extent applied other than in accordance with Section 4.01 or to permanently reduce the obligations owing pursuant to any DIP Financing (but not, for the avoidance of doubt, to such sale or disposition itself); provided, however, that the Third Lien Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for Discharge of Priority Obligations (including the payment in full in cash of the Priority Obligations) concurrently with the consummation of such credit bid. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice. Notwithstanding anything herein to the contrary, neither the Third Lien Collateral [Agent][Trustee] or any Third Lien Party may provide or offer to provide any DIP Financing unless (x) in the case of any such DIP Financing that is secured by Liens on the Shared Collateral senior or pari passu with the Liens on the Shared Collateral securing the Priority Obligations, such DIP Financing shall result in the Discharge of Priority Obligations substantially concurrently with the making or funding of the initial extensions of credit thereunder and/or (y) in the case of any such DIP Financing secured by Liens on the Shared Collateral that are junior and subordinated to the Liens on the Shared Collateral securing the Priority Obligations, none of the Priority Secured Parties are providing or have offered to provide, or have consented to any third-party providing, any DIP Financing (and any such DIP Financing provided by such Third Lien Parties shall otherwise be treated as Third Lien Obligations for purposes of this Agreement).

Section 6.02 Relief from the Automatic Stay. Until the Discharge of Priority Obligations has occurred, the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Priority Agents; provided that in the event that the Priority Agents, for themselves and on behalf of the other Priority Secured Parties, are granted relief from the automatic stay or any other such stay, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, may seek relief from such stay, solely on terms substantially identical to those granted to the Priority Agents and subject to the terms of this Agreement (including without limitation, Section 3.01(a)).

Section 6.03 Adequate Protection. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Priority Agent or any other Priority Secured Parties for adequate protection in any form, (b) any objection by any Priority Agent or any other Priority Secured Parties to any motion, relief, action or proceeding based on such Priority Agent’s or other Priority Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Priority Agent or any other Priority Secured Party as adequate protection or otherwise under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Shared Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens securing all Priority Obligations and all adequate protection Liens granted to the Priority Secured Parties, on the same basis as the other Liens securing the Third Lien Obligations are subordinated to the Liens securing Priority Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the Priority Secured Parties on the same basis as the other claims of the Third Lien Parties are subordinated to the claims of the Priority Secured Parties under this Agreement; provided that each Third Lien Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any Plan of Reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agree that each Priority Agent shall also be granted a senior Lien on such additional or replacement collateral as adequate protection and security for the Priority

Obligations and that any Lien on such additional or replacement collateral securing and granted as adequate protection with respect to the Third Lien Obligations shall be subordinated to the Liens on such collateral securing the Priority Obligations and any other Liens granted to the Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Third Lien Obligations are subordinated to such Liens securing Priority Obligations under this Agreement (and, to the extent the Priority Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Third Lien Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Third Lien Parties shall be subject to Section 4.02), and/or (iii) in the event the Third Lien Collateral [Agent][Trustee], for itself and on behalf of the other Third Lien Parties, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, agree that each Priority Agent shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Third Lien Parties (and, to the extent the Priority Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Third Lien Party pursuant to or as a result of any such superpriority claim so granted to the Third Lien Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition interest, fees and expenses, and/or other cash payments, then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition interest, incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Priority Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Third Lien Parties; provided that if the Third Lien Parties received such adequate protection payments prior to the Discharge of Priority Obligations, then upon the effective date of any Plan of Reorganization or the conclusion or dismissal of the applicable Insolvency or Liquidation Proceeding, the Third Lien Parties shall turn over to the Designated Priority Agent (for application in accordance with Section 4.01) an amount equal to the lesser of (A) such adequate protection payments (other than on account of incurred legal fees and expenses) received by the Third Lien Parties and (B) the amount necessary to cause the Discharge of Priority Obligations, unless such Plan of Reorganization is proposed or supported by the number of Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code.

Section 6.04 Preference Issues. If any Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Priority Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05 Separate Grants of Security and Separate Classifications. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, acknowledges and agrees that (a) the grants of Liens pursuant to the Priority Collateral Documents and the Third Lien Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Third Lien Obligations are fundamentally different from the Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Priority Secured Parties and the Third Lien Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of first lien, second lien and third lien secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Third Lien Parties), the Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Third Lien Obligations, and the Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, hereby acknowledges and agrees to turn over to the Designated Priority Agent amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Third Lien Parties.

Section 6.06 No Waivers of Rights of Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Priority Agent or any other Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Third Lien Party, including the seeking by any Third Lien Party of adequate protection or the assertion by any Third Lien Party of any of its rights and remedies under the Third Lien Debt Documents or otherwise.

Section 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights set forth herein as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 6.08 Other Matters. To the extent that the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees not to assert any such rights, except as expressly provided in this Agreement, without the prior written consent of the Priority Agents, provided that if requested by the Designated Priority Agent, the Third Lien Collateral [Agent][Trustee] shall timely exercise such rights in the manner requested by the Designated Priority Agent, including any rights to payments in respect of such rights.

Section 6.09 506(c) Claims. Until the Discharge of Priority Obligations has occurred, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Priority Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 6.10 Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization, on account of both the Priority Obligations and the Third Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Obligations and on account of the Third Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Third Lien Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with the lien priorities set forth in this Agreement or any other provision of this Agreement unless any such Plan of Reorganization (i) results in the Discharge of Priority Obligations, including the repayment in cash, in full of the Priority Obligations (other than with respect to unasserted contingent indemnification obligations and contingent reimbursement obligations), by a date that is no later than the effective date of such Plan of Reorganization or (ii) is proposed or supported by the number of Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code.

Section 6.11 Section 1111(b) of the Bankruptcy Code. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, shall not object to, oppose, support any objection to, or take any other action to impede, the right of any Priority Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. The Third Lien Collateral [Agent][Trustee], for itself and on behalf of each other Third Lien Party, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

Section 6.12 Post-Petition Interest.

(a) None of the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party shall oppose or seek to challenge any claim by any Priority Agent or any other Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Priority Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims held by the Third Lien Parties).

(b) None of the Priority Agents or any or other Priority Secured Party shall oppose or seek to challenge any claim by the Third Lien Collateral [Agent] [Trustee] or any other Third Lien Party for allowance in any Insolvency or Liquidation Proceeding of Third Lien Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Third Lien Collateral [Agent][Trustee] on behalf of the Third Lien Parties on the Shared Collateral (after taking into account the Priority Obligations).

ARTICLE VII

Reliance; Etc.

Section 7.01 Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, acknowledges that it and such other Third Lien Parties have, independently and without reliance on the Priority Agents or other Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Third Lien Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Third Lien Debt Documents or this Agreement; provided, that the foregoing shall not impose any obligation on the Second Lien Collateral Agent [and the Third Lien Collateral [Agent][Trustee]] to make any such credit analysis.

Section 7.02 No Warranties or Liability. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, acknowledges and agrees that no Priority Agent nor any other Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Priority Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Third Lien Collateral

[Agent][Trustee] and the Third Lien Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. No Priority Agent nor any other Priority Secured Party shall have any duty to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Third Lien Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Priority Obligations, the Third Lien Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Priority Debt Document or any Third Lien Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Priority Obligations or Third Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Priority Facilities or any other Priority Debt Document or of the terms of the Third Lien Debt Agreement or any other Third Lien Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Priority Obligations or Third Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Priority Obligations (other than the Discharge of Priority Obligations subject to Sections 5.06 and 6.04) or (ii) the Third Lien Collateral [Agent][Trustee] or other Third Lien Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.01 Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Priority Debt Document or any Third Lien Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Priority Agents and the other Priority Secured Parties (as amongst themselves) with respect to the Shared Collateral shall be governed by the terms of the First Lien/Second Lien Intercreditor Agreement and in the event of any conflict between the First Lien/Second Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of this First Lien/Second Lien Intercreditor Agreement shall control.

Section 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Priority Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Priority Secured Parties may continue, at any time and without notice to the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Priority Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the Revolving Credit Agreement, Term Loan Credit Agreement, the Second Lien Notes or the Third Lien Debt Agreement, as applicable) and the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Priority Secured Parties, the Third Lien Parties and the Grantors and their respective successors and assigns[;provided that any such amendment, supplement or waiver which is materially adverse to the interests of the Borrower or which by the terms of this Agreement expressly requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower.]

Section 8.04 Information Concerning Financial Condition of the Borrower and the Subsidiaries. Without imposing any duty on any Representative beyond what is set forth in the applicable Debt Documents, the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Guarantor, the Borrower and the Subsidiaries and all endorsers or guarantors of the Priority Obligations or the Third Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Priority Obligations or the Third Lien Obligations. The Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Priority Agent, any other Priority Secured Party, the Third Lien Collateral [Agent][Trustee] or any other Third Lien Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05 Subrogation. The Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Priority Obligations has occurred.

Section 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Priority Obligations as the Priority Secured Parties, in their sole discretion, deem appropriate and consistent and in accordance with the terms of the Priority Debt Documents. Except as otherwise provided herein, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, assents to any such extension or postponement of the time of payment of the Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07 Additional Grantors. The Borrower agrees that, if any Restricted Subsidiary that is not an Excluded Subsidiary shall become a Grantor after the date hereof pursuant to the requirements set forth in Section 8.14 of the Revolving Credit Agreement, Section 8.14 of the Term Loan Credit Agreement, Section 3.11 of the Second Lien Notes Indenture and Section [___] of the Third Lien Debt Agreement, it will promptly cause such Restricted Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Restricted Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral [Agent][Trustee]. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 8.08 Dealings with Grantors. Upon any application or demand by the Borrower or any other Grantor to any Representative to take any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the reasonable written request of such Representative, such Borrower or such other Grantor, as appropriate, shall furnish to such Representative a certificate of a Responsible Officer stating that all conditions precedent, if any, expressly provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with or waived, except (a) that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished or (b) for conditions that require the approval or satisfaction of any other Person or require actions not in the Borrower’s or any Grantor’s control.

Section 8.09 [Reserved.]

Section 8.10 [Reserved].

Section 8.11 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the other Secured Parties for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; provided that nothing in this Agreement shall affect any right that any Representative or Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any Collateral Document against any Grantor or its properties in the courts of any jurisdiction;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any other Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

Section 8.12 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to any Borrower or any other Grantor, to the Borrower, at its address at:

Ultra Resources, Inc.

116 Inverness Drive E. #400

Englewood, CO 80112

Attention: Andrew Kidd

Email: akidd@ultrapetroleum.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Mary Kogut Brawley

Email: mary.kogut@kirkland.com

(ii)	if to the First Lien Collateral Agent, to it at:

Bank of Montreal

700 Louisiana Street, Suite 200

Houston, Texas 77002

Attention: Gumaro Tijerina

Email: gumaro.tijerina@bmo.com

With copies to:

Simpson Thatcher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas 5400

Attention: Richard Sitton

Email: rsitton@stblaw.com

(iii)	if to the Second Lien Collateral Agent to it at:

Wilmington Trust, National Association

15950 North Dallas Parkway, Suite 550

Dallas, Texas 75248

Attention: Ultra Resources Second Lien Administrator

Facsimile: (888) 316-6238

With copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible

        Eli J. Vonnegut

Email:       damian.schaible@davispolk.com

        eli.vonnegut@davispolk.com

and (which shall not constitute notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

Attention: Marie C. Pollio, Esq.

Fax: (860) 251-5212

Email: mpollio@goodwin.com

(iii)	if to the Third Lien Collateral [Agent][Trustee], to it at:

[___]

[___]

Attention: [___]

Email: [___]

With copies to:

[___]

[___]

Fax: [___]

Attention: [___]

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).

Section 8.13 Further Assurances. Each Priority Agent, on behalf of itself and each other Priority Secured Party, the Third Lien Collateral [Agent][Trustee], on behalf of itself and each other Third Lien Party, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested), at the Borrower’s sole cost and expense, as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 8.14 GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.15 Binding on Successors and Assigns. This Agreement shall be binding upon the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee], the other Third Lien Parties, the Borrower, the other Grantors party hereto, and their respective successors and assigns.

Section 8.16 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.17 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.18 Authorization. By its signature, each Person (other than an individual) executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement, and by accepting the benefits of this Agreement, each Priority Secured Party and Third Lien Party shall be deemed to have authorized the First Lien Collateral Agent, the Second Lien Collateral Agent or the Third Lien Collateral [Agent][Trustee], as applicable, to enter into this Agreement and perform its obligations hereunder. Each Priority Agent represents and warrants that this Agreement is binding upon the Priority Secured Parties. The Third Lien Collateral [Agent][Trustee] represents and warrants that this Agreement is binding upon the Third Lien Parties.

Section 8.19 No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Priority Agents, the other Priority Secured Parties, the Third Lien Collateral [Agent][Trustee] and the other Third Lien Parties, the Grantors, and their respective permitted successors and assigns, and no other Person (including any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the rights or obligations of the Borrower or any other Grantor, which obligations are absolute and unconditional, to pay the Priority Obligations and the Third Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 8.20 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Section 8.21 Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent under the Revolving Credit Agreement and collateral agent for the Priority Secured Parties and the provisions of Article XI of the Revolving Credit Agreement and Article XI of the Term Loan Credit Agreement applicable to the Agents (as defined in the Revolving Credit Agreement) thereunder shall also apply to the First Lien Collateral Agent hereunder, (b) the Second Lien Collateral Agent is entering into this Agreement in its capacity as collateral agent under the Second Lien Debt Documents and the provisions of Article VII and Article XI of the Second Lien Notes Indenture applicable to the [Trustees] (as defined therein) thereunder shall also apply to the Second Lien Collateral Agent hereunder, and (c) the Third Lien Collateral [Agent][Trustee] is entering into this Agreement in its capacity as [agent][trustee and collateral trustee] under the Third Lien Debt Documents and the provisions of Section [___] of the Third Lien Debt Agreement applicable to the [Agents][Trustees] (as defined therein) thereunder shall also apply to the Third Lien Collateral [Agent][Trustee] hereunder. It is understood that any determination, request, direction, consent or election, deeming any action or document reasonable, appropriate or satisfactory, exercising discretion, or exercising any right or duty under this Agreement to be made by the Second Lien Collateral Agent [and the Third Lien Collateral [Agent][Trustee] shall be pursuant to written direction from the Second Lien Notes Trustee or the requisite percentage of holders of Second Lien Obligations under the Second Lien Notes Indenture [or the Third Lien [Trustee] or the requisite percentage of holders of Third Lien Obligations, as applicable].

Section 8.22 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Priority Facilities, any other Priority Debt Document, the First Lien/Second Lien Intercreditor Agreement, the Third Lien Debt Agreement or any other Third Lien Debt Documents, (b) change the relative priorities of the Priority Obligations or the Liens granted under the Priority Collateral Documents or the First Lien/Second Lien Intercreditor Agreement on the Shared Collateral (or any other assets) as among the Priority Secured Parties, (c) otherwise change the relative rights of the

Priority Secured Parties in respect of the Shared Collateral as among such Priority Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Priority Facilities, any other Priority Debt Document, the Third Lien Debt Agreement or any other Third Lien Debt Document.

Section 8.23 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF MONTREAL,
as Revolving Administrative Agent and First Lien Collateral Agent

By:
Name:
Title:

BARCLAYS BANK PLC,
as Term Loan Administrative Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
As Second Lien Notes Trustee and Second Lien Collateral Agent

By:
Name:
Title:

[_______],
as Third Lien [Agent][Trustee] and Third Lien Collateral [Agent][Trustee]

By:
Name:
Title:

[Third Lien Intercreditor Agreement]

Acknowledged and Agreed to by:

ULTRA RESOURCES, INC.,
as a Grantor

By:
Name:
Title:

[Third Lien Intercreditor Agreement]

Acknowledged and Agreed to by:

[_____]
as a Grantor

By:
Name:
Title:

[_____],
as Grantor

By:
Name:
Title:

[_____],
as Grantor

By:
Name:
Title:

[_____],
as Grantor

By:
Name:
Title:

[_____],
as Grantor

By:
Name:
Title:

[Third Lien Intercreditor Agreement]

ANNEX I

SUPPLEMENT NO. [    ] (“Supplement”) dated as of [_________], 20[__], to the THIRD LIEN INTERCREDITOR AGREEMENT dated as of [___] (the “Third Lien Intercreditor Agreement”), among BANK OF MONTREAL, as Revolving Administrative Agent and as First Lien Collateral Agent under the First Lien Facilities, BARCLAYS BANK PLC, as Term Loan Administrative Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Collateral Agent under the Second Lien Debt Documents, [___], as Third Lien [Agent][Trustee] and as Third Lien Collateral [Agent][Trustee] under the Third Lien Debt Documents and acknowledged and agreed to by ULTRA RESOURCES, INC., a Delaware corporation (the “Borrower”), UP ENERGY CORPORATION, a Delaware corporation (the “Parent Guarantor”), and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Third Lien Intercreditor Agreement.

B. The Grantors have entered into the Third Lien Intercreditor Agreement. Pursuant to the Revolving Credit Agreement, the Term Loan Credit Agreement, the Second Lien Notes Indenture and the Third Lien Debt Agreement, as applicable, certain newly acquired or organized Restricted Subsidiaries that are not Excluded Subsidiaries are required to enter into the Third Lien Intercreditor Agreement. Section 8.07 of the Third Lien Intercreditor Agreement provides that such Restricted Subsidiaries that are not Excluded Subsidiaries may become party to the Third Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary that is not an Excluded Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Revolving Credit Agreement, the Term Loan Credit Agreement, the Second Lien Notes Indenture and the Third Lien Debt Agreement, as applicable.

Accordingly, the First Lien Collateral Agent, the Second Lien Collateral Agent, the Third Lien Collateral [Agent][Trustee] and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Third Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Third Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Third Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Third Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Third Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants on the date hereof to the First Lien Collateral Agent, the Second Lien Collateral Agent, the Third Lien Collateral [Agent][Trustee] and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

Annex I-1

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Third Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Third Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Third Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Third Lien Intercreditor Agreement.

SECTION 8. The New Grantor agrees to reimburse each of the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] for its reasonable out-of-pocket and documented expenses in connection with this Supplement (including the reasonable and out-of-pocket and documented fees, other charges and disbursements of counsel for the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee]), in each case, to the extent required by the applicable Priority Debt Documents and Third Lien Debt Documents, respectively.

[remainder of page intentionally left blank]

Annex I-2

IN WITNESS WHEREOF, the New Grantor, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral [Agent][Trustee] have duly executed this Supplement to the Third Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as First Lien Collateral Agent

By:
Name:
Title:

[ ], as Second Lien Collateral Agent

By:
Name:
Title:

[ ], as Third Lien Collateral [Agent][Trustee]

By:
Name:
Title:

Annex I-3